UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

HealthSouth Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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April 5, 2010

Dear Fellow Stockholder:

I am pleased to invite you to attend our 2010 annual meeting of stockholders of HealthSouth Corporation, to be held on Thursday, May 6, 2010, at 11:00 a.m., central time, at our corporate headquarters at 3660 Grandview Parkway, Birmingham, Alabama.

We will review our 2009 performance and discuss our outlook for 2010 and respond to any questions you may have. We will also consider the items of business described in the Notice of Annual Meeting of Stockholders and Internet Availability of Proxy Materials and in the Proxy Statement accompanying this letter. The Proxy Statement contains important information about the matters to be voted on and the process for voting, along with information about HealthSouth, its management and its directors.

Every stockholder’s vote is important to us. Even if you plan to attend the annual meeting in person, please promptly vote by submitting your proxy by phone, by internet or by mail. The “Commonly Asked Questions” section of the Proxy Statement and the enclosed proxy card contain detailed instructions for submitting your proxy. If you plan to attend the annual meeting in person, you must provide proof of share ownership, such as an account statement, and a form of personal identification in order to be admitted to the meeting.

On behalf of the directors, management and employees of HealthSouth, thank you for your continued support of and ownership in our Company.

Sincerely,

Jon F. Hanson
Chairman of the Board of Directors

HEALTHSOUTH CORPORATION

Notice of Annual Meeting of Stockholders
and
Internet Availability of Proxy Materials

TIME	11:00 a.m., central time, on Thursday, May 6, 2010
PLACE
HEALTHSOUTH CORPORATION
Corporate Headquarters
3660 Grandview Parkway, Suite 200
Birmingham, Alabama 35243
Directions to the annual meeting are available by calling investor relations at (205) 968-6400

ITEMS OF BUSINESS
(1)  To elect ten directors to the board of directors to serve until our 2011 annual meeting of stockholders.
       • The board of directors recommends a vote FOR each nominee.

(2)  To ratify the appointment by HealthSouth’s audit committee of PricewaterhouseCoopers LLP as HealthSouth’s independent registered public accounting firm.
       • The board of directors recommends a vote FOR ratification.

(3)  To transact such other business as may properly come before the annual meeting and any adjournment or postponement.

RECORD DATE	You can vote if you are a holder of record of HealthSouth common or preferred stock on March 8, 2010.
PROXY VOTING
Your vote is important. Please vote in one of these ways:

(1)  Via internet: Go to http://www.proxyvote.com and follow the instructions. You will need to enter the control number printed on your proxy card;

(2)  By telephone: Call toll-free 1-800-690-6903 and follow the instructions. You will need to enter the control number printed on your proxy card;

(3)  In writing: Complete, sign, date and promptly return your proxy card in the enclosed envelope; or

(4)  Submit a ballot in person at the annual meeting of stockholders.

Important Notice Regarding the Availability of Proxy Materials
For the Stockholder Meeting to be Held on May 6, 2010

HealthSouth’s Proxy Statement on Schedule 14A, form of proxy card, and 2009 Annual Report (including the 2009 Annual Report on Form 10-K) are available at http://www.proxyvote.com after entering the control number printed on your proxy card.

Birmingham, Alabama	John P. Whittington
April 5, 2010	Corporate Secretary

HEALTHSOUTH CORPORATION
PROXY STATEMENT

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HEALTHSOUTH CORPORATION
PROXY STATEMENT

INTRODUCTION

The annual meeting of stockholders of HealthSouth Corporation, a Delaware corporation (“HealthSouth,” or also “we,” “us,” “our,” or the “Company”), will be held on May 6, 2010, beginning at 11:00 a.m., central time, at our principal executive offices located at 3660 Grandview Parkway, Birmingham, Alabama 35243. We encourage all of our stockholders to vote at the annual meeting, and we hope the information contained in this document will help you decide how you wish to vote at the annual meeting.

COMMONLY ASKED QUESTIONS

Why did I receive these proxy materials?

We are furnishing this proxy statement in connection with the solicitation by our board of directors of proxies to be voted at our 2010 annual meeting and at any adjournment or postponement. At our annual meeting, stockholders will act upon the following proposals:

•	To elect ten directors to the board of directors to serve until our 2011 annual meeting of stockholders;

•	To ratify the appointment by the Audit Committee of our board of directors of PricewaterhouseCoopers LLP as our independent registered public accounting firm;

•	To transact such other business as may properly come before the 2010 annual meeting of stockholders and any adjournment or postponement.

These proxy solicitation materials are being sent to our stockholders on or about April 5, 2010.

What do I need to attend the meeting?

Attendance at the 2010 annual meeting of stockholders is limited to stockholders. Registration will begin at 10:00 a.m. central time and each stockholder will be asked to present a valid form of personal identification. Cameras, recording devices and other electronic devices will not be permitted at the meeting. Additional rules of conduct regarding the meeting will be provided at the meeting.

Who is entitled to vote at the meeting?

The board of directors has determined that those stockholders who are recorded in our record books as owning shares of our common stock or preferred stock as of the close of business on March 8, 2010, are entitled to receive notice of and to vote at the annual meeting of stockholders. As of the record date, there were 93,585,437 shares of our common stock issued and outstanding and 400,000 shares of our 6.50% Series A Convertible Perpetual Preferred Stock issued and outstanding. Your shares may be (1) held directly in your name as the stockholder of record or (2) held for you as the beneficial owner through a stockbroker, bank or other nominee, or both. Our common stock and our preferred stock are our only classes of outstanding voting securities. Each share of common stock and preferred stock is entitled to one vote on each matter properly brought before the annual meeting. Our common stock and preferred stock vote together as a class.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting. We have enclosed a proxy card for you to use.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank, or nominee which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the meeting. However, because you are not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. Your broker, bank, or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares. If you do not provide the stockholder of record with voting instructions, your shares will constitute broker non-votes. The effect of broker non-votes is more specifically described in “What vote is required to approve each item?” below.

How can I vote my shares in person at the meeting?

Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. Submitting your proxy by telephone, by internet or by mail will in no way limit your right to vote at the annual meeting if you later decide to attend in person.

Shares held beneficially in street name may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares. Owners of shares held in street name that expect to attend and vote at the meeting should contact their broker, bank or nominee as soon as possible to obtain the necessary proxy.

Even if you currently plan to attend the annual meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the meeting.

How can I vote my shares without attending the meeting?

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker, bank, or nominee.

Please refer to the summary instructions below and those included on your proxy card or, for shares held in street name, the voting instruction card included by your broker, bank, or nominee. The internet and telephone voting procedures established for our stockholders of record are designed to authenticate your identity, to allow you to give your voting instructions, and to confirm those instructions have been properly recorded. Internet and telephone voting for stockholders of record will be available 24 hours a day, and will close at 11:59 p.m. eastern time on May 5, 2010. The availability of internet and telephone voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions you receive.

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BY INTERNET – If you have internet access, you may submit your proxy from any location in the world by following the “internet” instructions on the proxy card. Please have your proxy card in hand when accessing the web site.

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BY TELEPHONE – If you live in the United States, Puerto Rico, or Canada, you may submit your proxy by following the “telephone” instructions on the proxy card. Please have your proxy card in hand when you call.

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BY MAIL – You may do this by marking, signing, and dating your proxy card or, for shares held in street name, the voting instruction card included by your broker, bank, or nominee and mailing it in the accompanying enclosed, pre-addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you do not have the pre-addressed envelope available, please mail your completed proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you cast your vote in any of the ways set forth above, your shares will be voted in accordance with your voting instructions unless you validly revoke your proxy. We do not currently anticipate that any other matters will be presented for action at the annual meeting. If any other matters are properly presented for action, the persons named on your proxy will vote your shares on these other matters in their discretion, under the desretionary authority you granted in your proxy.

Can I access the proxy statement and annual report on the internet?

Yes. This proxy statement, the form of proxy card and our Annual Report on Form 10-K for the year ended December 31, 2009 (the “2009 Form 10-K”) are available at http://www.proxyvote.com. If you are a stockholder of record and would like to access future Company proxy statements and annual reports electronically instead of receiving paper copies in the mail, there are several ways to do this. You can mark the appropriate box on your proxy card or follow the instructions if you vote by telephone or the internet. If you choose to access future proxy statements and annual reports on the Internet, you will receive a proxy card in the mail next year with instructions containing the internet address for those materials. Your choice will remain in effect until you advise us otherwise. If you have internet access, we hope you make this choice. Receiving future annual reports and proxy statements via the internet will be simpler for you, will save the Company money and is friendlier to the environment.

A copy of our 2009 Form 10-K and the proxy materials are also available without charge from the “Investors” section of our website at http://investor.healthsouth.com. The 2009 Form 10-K and the proxy materials are also available in print to stockholders without charge and upon request, addressed to HealthSouth Corporation, 3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243, Attention: Corporate Secretary.

Rules adopted by the Securities and Exchange Commission, or the “SEC,” permit the Company to provide stockholders with proxy materials electronically instead of in paper form, even if they have not made an election to receive the material electronically. If we decide to take advantage of this electronic delivery alternative in the future, stockholders will receive a Notice of Internet Availability of Proxy Materials with instructions on how to access the material on the internet.

Can I change my vote after I submit my proxy?

Yes. Even after you have submitted your proxy, you may change your vote at any time prior to the close of voting at the annual meeting by:

•	filing with our Corporate Secretary at 3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243 a signed, original written notice of revocation dated later than the proxy you submitted,

•	submitting a duly executed proxy bearing a later date,

•	voting by telephone or internet on a later date, or

•	attending the annual meeting and voting in person.

In order to revoke your proxy, we must receive an original notice of revocation of your proxy at the address in the first bullet above sent by U.S. mail or overnight courier. You may not revoke your proxy by any other means. If you grant a proxy, you are not prevented from attending the annual meeting and voting in person. However, your attendance at the annual meeting will not by itself revoke a proxy you have previously granted; you must vote in person at the annual meeting to revoke your proxy.

If your shares are held by a broker, bank or other nominee, you may revoke your proxy by following the instructions provided by your broker, bank, or nominee.

All shares that have been properly voted and not revoked will be voted at the annual meeting.

What is “householding” and how does it affect me?

In accordance with notices previously sent to stockholders, we are delivering one annual report that includes a proxy statement in a single envelope addressed to all stockholders who share a single address unless they have notified us they wish to “opt out” of the program known as “householding.” Under this procedure, stockholders of record who have the same address and last name receive only one copy of proxy materials. Householding is intended to reduce our printing and postage costs and material waste. WE WILL DELIVER A SEPARATE COPY OF THE ANNUAL REPORT OR PROXY STATEMENT PROMPTLY UPON WRITTEN OR ORAL REQUEST.

You may request a separate copy by contacting the office of investor relations at 3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243, or by calling (205) 968-6400.

If you are a beneficial stockholder and you choose not to have the aforementioned disclosure documents sent to a single household address as described above, you must “opt-out” by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or by calling 1-800-542-1061, and we will cease householding all such disclosure documents within 30 days. If we do not receive instructions to remove your account(s) from this service, your account(s) will continue to be householded until we notify you otherwise. If you own shares in nominee name (such as through a broker), information regarding householding of disclosure documents should have been forwarded to you by your broker.

Is there a list of stockholders entitled to vote at the meeting?

A complete list of stockholders entitled to vote at the meeting will be open for examination by our stockholders for any purpose germane to the meeting, during regular business hours, for ten days prior to the meeting, at the meeting place.

What constitutes a quorum to transact business at the meeting?

Before any business may be transacted at the annual meeting, a quorum must be present. The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of all of our capital stock outstanding and entitled to vote on the record date will constitute a quorum. At the close of business on the record date, 93,585,437 shares of our common stock and 400,000 shares of our preferred stock were issued and outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the annual meeting for purposes of a quorum.

What is the recommendation of the board of directors?

Our board of directors recommends a vote:

•	“FOR” the election of each of our ten nominees to the board of directors; and

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as HealthSouth’s independent registered public accounting firm.

With respect to any other matter that properly comes before the annual meeting, the proxy holders will vote in accordance with their judgment on such matter.

What vote is required to approve each item?

The vote requirements for the proposals are as follows:

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Each nominee for director named in Proposal One will be elected if the votes for the nominee exceed 50% of the number of votes cast with respect to such nominee. Votes cast with respect to a nominee will include votes to withhold authority but will exclude abstentions and broker non-votes.

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The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm will be approved if the votes cast for the proposal exceed those cast against the proposal. Abstentions and broker non-votes will not be counted as votes cast for or against the proposal.

A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. If you are a beneficial owner, your bank, broker or other holder of record is permitted to vote your shares on the ratification of the independent registered public accounting firm even if the record holder does not receive voting instructions from you. Absent instructions from you, the record holder may not vote on any “non-discretionary” matter including a director election or any stockholder proposal. In that case, without your voting instructions, a broker non-vote will occur. An “abstention” will occur at the annual meeting if your shares are deemed to be present at the annual meeting, either because you attend the annual meeting or because you have properly completed and returned a proxy, but you do not vote on any proposal or other matter which is required to be voted on by our stockholders at the annual meeting. You should consult your broker if you have questions about this.

The affirmative vote of at least a majority of our issued and outstanding shares present, in person or by proxy, and entitled to vote at the annual meeting will be required to approve any stockholder proposal validly presented at a meeting of stockholders. Under applicable Delaware law, in determining whether any stockholder proposal has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against any stockholder proposal, but broker non-votes will be ignored. There are no dissenters’ rights of appraisal in connection with any stockholder vote to be taken at the annual meeting.

What does it mean if I receive more than one proxy or voting instruction card?

It means your shares of common stock and preferred stock are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Where can I find the voting results of the meeting?

We will announce preliminary voting results at the meeting. We will publish the voting results in a Current Report on Form 8-K to be filed with the SEC no later than four business days following the end of the annual meeting. If preliminary results are reported initially, we will update the filing when final, certified results are available.

Who will count the votes?

A representative of Broadridge Financial Solutions, Inc. will tabulate the votes and act as the inspector of election.

Who will pay for the cost of this proxy solicitation?

We are making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials. If you choose to access the proxy materials or vote over the internet, however, you are responsible for internet access charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We will request banks, brokers, nominees, custodians, and other fiduciaries who hold shares of our stock in street name, to forward these proxy solicitation materials to the beneficial owners of those shares and we will reimburse them the reasonable out-of-pocket expenses they incur in doing so.

Who should I contact if I have questions?

If you have any questions, need additional copies of the proxy materials, or need assistance in voting your shares, please call the firm assisting us with the tabulation of proxies:

Broadridge Financial Solutions, Inc.
Telephone: 1-866-450-8471

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT WILL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT.

ITEMS OF BUSINESS REQUIRING YOUR VOTE

Proposal 1 – Election of Directors

Director Nominees

Our board of directors currently consists of ten members. Based on the recommendation of the Nominating/Corporate Governance Committee, our board of directors proposes that each of the ten nominees listed below be elected at the annual meeting as members of our board of directors, to serve until our 2011 annual meeting of stockholders. Each director nominee named in Proposal One will be elected if the votes for that nominee exceed 50% of the number of votes cast with respect to that nominee. Votes cast with respect to a nominee will include votes to withhold authority but will exclude abstentions and broker non-votes. If a nominee becomes unable or unwilling to accept the nomination or election, the persons designated as proxies will be entitled to vote for any other person designated as a substitute nominee by our board of directors. We have no reason to believe that any of the following nominees will be unable to serve. Below we have provided information relating to each of the director nominees proposed for election by our board of directors, including a brief description of why he or she was nominated.

Name	Age	Position	Date Became Director
Edward A. Blechschmidt *	57	Director; Member of Audit Committee (Chairman)	1/31/2004
John W. Chidsey *	47	Director; Member of Audit Committee	10/2/2007
Donald L. Correll *	59	Director; Member of Audit Committee and of Finance Committee (Chairman)	6/29/2005
Yvonne M. Curl *	55	Director; Member of Compensation Committee and of Compliance/Quality of Care Committee	11/18/2004
Charles M. Elson *	50	Director; Member of Nominating/Corporate Governance Committee (Chairman)	9/9/2004
Jay Grinney	59	Director; President and Chief Executive Officer	5/10/2004
Jon F. Hanson *	73	Director; Chairman of the Board of Directors; Member of Finance Committee and of Nominating/Corporate Governance Committee	9/17/2002
Leo I. Higdon, Jr. *	63	Director; Member of Compensation Committee (Chairman) and of Finance Committee	8/17/2004
John E. Maupin, Jr. *	63	Director; Member of Nominating/Corporate Governance Committee and of Compliance/Quality of Care Committee (Chairman)	8/17/2004
L. Edward Shaw, Jr. *	65	Director; Member of Compensation Committee and of Compliance/Quality of Care Committee	6/29/2005

*	Denotes independent director.

There are no arrangements or understandings known to us between any of the nominees listed above and any other person pursuant to which that person was or is to be selected as a director or nominee, other than any arrangements or understandings with directors or officers of HealthSouth acting solely in their capacities as such.

Edward A. Blechschmidt

Mr. Blechschmidt was chief executive officer for Novelis, Inc., an aluminum rolling and recycling company, from December 2006 to May 2007. He was chairman, chief executive officer and president of Gentiva Health Services, Inc., a leading provider of specialty pharmaceutical and home health care services, from March 2000 to June 2002. From March 1999 to March 2000, Mr. Blechschmidt served as chief executive officer and a director of Olsten Corporation. He served as president of Olsten Corporation from October 1998 to March 1999. He also served as president and chief executive officer of Siemens Nixdorf Americas and Siemens’ Pyramid Technology from July 1996 to October 1998. Prior to Siemens, he spent more than 20 years with Unisys Corp., including serving as its chief financial officer. Mr. Blechschmidt currently serves as a director of Lionbridge Technologies, Inc., Columbia Laboratories, Inc., Diamond Foods, Inc., and VWR Funding, Inc. In the past five years, he has also served as a director of Option Care, Inc., Neoforma, Inc., Gentiva Health Services, Inc., and Novelis, Inc. He is a member of the audit committee at Lionbridge, Diamond Foods and VWR Funding, Inc. (privately held).

Mr. Blechschmidt has extensive experience in matters of finance, corporate strategy and senior leadership relevant to large public companies, including in the healthcare field as noted above. He qualifies as an “audit committee financial expert” within the meaning of SEC regulations.

John W. Chidsey

Mr. Chidsey is the chairman of the board of Burger King Holdings, Inc. and has served as chief executive officer and a member of its board of directors since April 2006. From September 2005 until April 2006, he served as president and chief financial officer. He served as president, North America, from June 2004 to September 2005, and as executive vice president, chief administrative and financial officer from March 2004 until June 2004. Prior to joining Burger King, Mr. Chidsey served as chairman and chief executive officer for two corporate divisions of Cendant Corporation: the Vehicle Services Division that included Avis Rent A Car, Budget Rent A Car Systems, PHH and Wright Express and the Financial Services Division that included Jackson Hewitt and various membership and insurance companies. Prior to joining Cendant, Mr. Chidsey served as the director of finance of Pepsi-Cola Eastern Europe and the chief financial officer of PepsiCo World Trading Co., Inc. Mr. Chidsey currently serves on the Board of Trustees for Davidson College in Davidson, North Carolina.

Mr. Chidsey has extensive experience in matters of finance, corporate strategy and senior leadership relevant to large public companies. Mr. Chidsey is a certified public accountant and a member of the Georgia Bar Association. He qualifies as an “audit committee financial expert” within the meaning of SEC regulations.

Donald L. Correll

Mr. Correll is president and chief executive officer of American Water Works Company, Inc., the largest and most geographically diversified provider of water services in North America. Between August 2003 and April 2006, Mr. Correll served as president and chief executive officer of Pennichuck Corporation, a publicly traded holding company which, through its subsidiaries, provides public water supply services, certain water related services, and certain real estate activities, including property development and management. From 2001 to 2003, Mr. Correll served as an independent advisor to water service and investment firms on issues relating to marketing, acquisitions, and investments in the water services sector. From 1991 to 2001, Mr. Correll served as chairman, president and chief executive officer of United Water Resources, Inc., a water and wastewater utility company. Prior to 1991, Mr. Correll spent nearly 15 years with United Water, including serving as its chief financial officer. Mr. Correll served as a director of Interchange Financial Services Corporation from 1994 to 2007 and Pennichuck Corporation from 2003 to 2006. He currently serves as a director and audit committee member of New Jersey Resources Corporation. He also serves on the boards of the U.S. Chamber of Commerce, the Environmental Financial Advisory Board of the USEPA and the National Association of Water Companies.

Mr. Correll has extensive experience in matters of accounting, finance, corporate strategy and senior leadership relevant to large public companies. He is a certified public accountant and has experience with a major public accounting firm. Mr. Correll qualifies as an “audit committee financial expert” within the meaning of SEC regulations.

Yvonne M. Curl

Ms. Curl is a former vice president and chief marketing officer of Avaya, Inc., which position she held from October 2000 through April 2004. Before joining Avaya, Ms. Curl was employed by Xerox Corporation beginning in 1976, where she held a number of middle and senior management positions in sales, marketing and field operations, culminating with her appointment to corporate vice president. Ms. Curl currently serves as a director of Nationwide Mutual Insurance Company, Charming Shoppes, Inc., and Welch Allyn, Inc.

Ms. Curl has extensive experience in marketing matters through her previous roles with large public companies as described above. Having served on several compensation committees on the board of directors of public companies, she has experience in the development and oversight of compensation programs and policies.

Charles M. Elson

Mr. Elson holds the Edgar S. Woolard, Jr. Chair in Corporate Governance and has served as the director of the John L. Weinberg Center for Corporate Governance at the University of Delaware since 2000. Mr. Elson has served on the National Association of Corporate Directors’ Commissions on Director Compensation, Executive Compensation and the Role of the Compensation Committee, Director Professionalism, CEO Succession, Audit Committees, Governance Committee, Strategic Planning, Director Evaluation, and Risk Governance. He was a member of the National Association of Corporate Directors’ Best Practices Council on Coping with Fraud and Other Illegal Activity and he presently serves on that organization’s Advisory Council. In addition, Mr. Elson serves as vice chairman of the American Bar Association’s Committee on Corporate Governance and was a member of the American Bar Association’s Committee on Corporate Laws. Mr. Elson has been Of Counsel to the law firm of Holland & Knight LLP from 1995 to the present. In the past five years, he has also served as a director of Alderwoods Group, Inc. and AutoZone, Inc.

Mr. Elson has extensive knowledge of and experience in matters of corporate governance through his leadership roles with professional organizations dedicated to the topic as described above. Through his other professional roles, Mr. Elson is in a unique position to monitor and counsel on developments in corporate governance.

Jay Grinney

Mr. Grinney was named our president and chief executive officer on May 10, 2004. From June 1990 to May 2004, Mr. Grinney served in a number of senior management positions with HCA, Inc., or its predecessor companies, in particular, serving as president of HCA’s Eastern Group from May 1996 to May 2004, president of the Greater Houston Division from October 1993 to April 1996 and as chief operating officer of the Houston Region from November 1992 to September 1993. Before joining HCA, Mr. Grinney held several executive positions during a nine year career at the Methodist Hospital System in Houston, Texas.

Mr. Grinney, as president and chief executive officer of the Company, directs the strategic, financial and operational management of the Company and, in this capacity, provides unique insights into the detailed operations of HealthSouth. He also has the benefit of more than 25 years of experience in the operation and management of large, sophisticated, multi-site, publicly traded healthcare companies.

Jon F. Hanson

Mr. Hanson is the chairman and founder of The Hampshire Companies and has over 50 years of experience in the real estate industry. Mr. Hanson was named non-executive Chairman of the Board of HealthSouth, effective October 1, 2005. From 1994 through 2005, Mr. Hanson served as chairman of the National Football Foundation and College Hall of Fame, Inc. He now serves as chairman emeritus. Since 1991, Mr. Hanson has served as a director, and now serves as the lead director, of Prudential Financial Corp. He also served for 21 years as a director, and now serves as an honorary director, of the Hackensack University Medical Center. Mr. Hanson currently serves as chairman of the board of Pascack Community Bank and as a director of Yankee Global Enterprises. In the past five years, he has also served as a director of CD&L, Inc., a full-service printing, fulfillment and packaging company.

Mr. Hanson has extensive experience in corporate strategy and senior leadership of large organizations, including healthcare and financial organizations as described above.

Leo I. Higdon, Jr.

Mr. Higdon has served as president of Connecticut College since July 1, 2006. He served as the president of the College of Charleston from October 2001 to June 2006. Between 1997 and 2001, Mr. Higdon served as president of Babson College in Wellesley, Massachusetts. He also served as dean of the Darden Graduate School of Business Administration at the University of Virginia. His financial experience includes a 20-year tenure at Salomon Brothers, where he became vice chairman and member of the executive committee, managing the Global Investment Banking Division. Mr. Higdon also serves as a director of Eaton Vance Corp. In the past five years, he has also served as a director of Chemtura Corporation, a global manufacturer and marketer of specialty chemicals, crop protection products, and pool, spa and home care products, and Newmont Mining Corporation, the world’s largest gold producer.

As a result of his 20 years of experience in the financial services industry combined with his strategic management skills gained through various senior executive positions, including in academia, and service on numerous boards of directors, Mr. Higdon has extensive experience with strategic and financial planning and the operations of large public companies.

John E. Maupin, Jr.

Dr. Maupin is president and chief executive officer of the Morehouse School of Medicine located in Atlanta, Georgia, a position he has held since July 2006. Prior to joining Morehouse, Dr. Maupin held several other senior administrative positions including president and chief executive officer of Meharry Medical College from 1994 to 2006, executive vice president and chief operating officer of the Morehouse School of Medicine from 1989 to 1994, chief executive officer of Southside Healthcare, Inc. from 1987 to 1989, and Deputy Commissioner of Health of the Baltimore City Health Department from 1984 to 1987. Dr. Maupin currently serves as a director of LifePoint Hospitals, Inc., VALIC Companies I & II, a group retirement investment fund complex, and Regions Financial Corp. In the past five years, he has also served as a director of Pinnacle Financial Partners, Inc., a financial services provider with operations in Tennessee.

Dr. Maupin has extensive management and administrative experience with healthcare organizations as described above. He has also demonstrated his leadership and character through involvement, including board roles, in numerous community organizations.

L. Edward Shaw, Jr.

Since March 1, 2006, Mr. Shaw has served as a senior managing director of Richard C. Breeden & Co., or affiliated companies engaged in investment management, strategic consulting, and governance matters. From September 2004 to January 2006, Mr. Shaw was Of Counsel with the international law firm of Gibson Dunn & Crutcher LLP. He has served as General Counsel of both Aetna, Inc. (1999 to 2003) and The Chase Manhattan Bank (1983 to 1996), where, in addition to his legal role, his responsibilities included a wide range of risk management, compliance and public policy issues. In 2004, Mr. Shaw was appointed Independent Counsel to the Board of Directors of the New York Stock Exchange dealing with regulatory matters. Mr. Shaw also currently serves as a director of H & R Block, Inc., Mine Safety Appliances Co., and Covenant House, the nation’s largest privately funded provider of crisis care to children.

Mr. Shaw has a wide ranging legal and business background, including senior leadership roles, in the context of large public companies as described above with particular experience in corporate governance, risk management and compliance matters.

Board Recommendation

The board of directors recommends that you vote “FOR” the election of all ten director nominees.

Proposal 2 – Ratification of Appointment of Independent Registered Public Accounting Firm

Appointment of PricewaterhouseCoopers LLP

In accordance with its charter, the Audit Committee selected the firm of PricewaterhouseCoopers LLP to be our independent registered public accounting firm for 2010, and with the endorsement of the board of directors, recommends to our stockholders that they ratify that appointment. The Audit Committee will reconsider the appointment of PricewaterhouseCoopers LLP for next year if such appointment is not ratified. Representatives of PricewaterhouseCoopers LLP are expected to attend the annual meeting and will have the opportunity to make a statement if they desire, and are expected to be available to respond to appropriate questions.

The Audit Committee recognizes the importance of maintaining the independence of our independent registered public accounting firm, both in fact and appearance. Consistent with its charter, the Audit Committee has evaluated PricewaterhouseCoopers LLP’s qualifications, performance, and independence, including that of the lead audit partner. The Audit Committee reviews and approves, in advance, the audit scope, the types of non-audit services, if any, and the estimated fees for each category for the coming year. For each category of proposed service, PricewaterhouseCoopers LLP is required to confirm that the provision of such services does not impair their independence. Before selecting PricewaterhouseCoopers LLP, the Audit Committee carefully considered that firm’s qualifications as an independent registered public accounting firm for the Company. This included a review of its performance in prior years, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with PricewaterhouseCoopers LLP in all of these respects. The Audit Committee’s review included inquiry concerning any litigation involving PricewaterhouseCoopers LLP and any proceedings by the SEC against the firm. In this respect, the Audit Committee has concluded that the ability of PricewaterhouseCoopers LLP to perform services for HealthSouth is in no way adversely affected by any such investigation or litigation.

Pre-Approval of Principal Accountant Services

The Audit Committee of our board of directors is responsible for the appointment, oversight, and evaluation of our independent registered public accounting firm. In accordance with our Audit Committee’s charter, our Audit Committee must approve, in advance of the service, all audit and permissible non-audit services provided by our independent registered public accounting firm. Our independent registered public accounting firm may not be retained to perform the non-audit services specified in Section 10A(g) of the Securities Exchange Act of 1934, as amended. The Audit Committee has concluded that provision of the non-audit services described in that section is not compatible with maintaining the independence of PricewaterhouseCoopers LLP.

The Audit Committee has established a policy regarding pre-approval of audit and permissible non-audit services provided by our independent registered public accounting firm, as well as all engagement fees and terms for our independent registered public accounting firm. Under the policy, the Audit Committee must approve annually a resolution setting forth the expected services to be rendered and fees to be charged by our independent registered public accounting firm during the year. The Audit Committee must approve, in advance, any services or fees exceeding pre-approved levels. The Audit Committee may delegate general pre-approval authority to a subcommittee of which the chairman of the Audit Committee is a member. All requests or applications for services to be provided by our independent registered public accounting firm must be submitted to specified officers who may determine whether such services are included within the list of pre-approved services. All requests for services that have not been pre-approved must be accompanied by a statement that the request is consistent with the independent registered public accounting firm’s independence from HealthSouth.

Principal Accountant Fees and Services

With respect to the audits for the years ended December 31, 2009 and 2008, the Audit Committee approved the audit services to be performed by PricewaterhouseCoopers LLP, as well as certain categories and types of audit-related, tax, and permitted non-audit services. In 2009 and 2008, all audit-related fees, tax fees, and all other fees were approved in accordance with SEC pre-approval rules. The following table shows the aggregate fees paid or accrued for professional services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2009 and 2008, with respect to various services provided to us and our subsidiaries.

	For the Year Ended December 31,
	2009	2008
	(In Millions)
Audit fees (1)	$4.1	$4.3
Audit-related fees (2)	0.1	0.1
Total audit and audit-related fees	4.2	4.4
Tax fees (3)	0.2	0.1
All other fees (4)	0.3	0.3
Total fees	$4.7	$4.8

(1)
Audit Fees – Represents aggregate fees paid or accrued for professional services rendered for the audit of our consolidated financial statements and internal control over financial reporting for the years ended December 31, 2009 and December 31, 2008; fees for professional services rendered for the review of financial statements included in our 2009 and 2008 Form 10-Qs; and fees that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory engagements required by various partnership agreements or state and local laws in the jurisdictions in which we operate or manage hospitals.

(2)
Audit-Related Fees – The amount for 2009 represents aggregate fees paid or accrued for professional services rendered in connection with our November 2009 senior notes offering. The amount for 2008 represents aggregate fees paid or accrued for professional services rendered in connection with our June 2008 equity offering.

(3)	Tax Fees – Represents fees for services rendered primarily in connection with preparing state tax returns and amended tax returns for prior years and related claims for refunds.

(4)
All Other Fees – Represents fees for all other products and services provided by our independent registered public accounting firm that do not fall within the previous categories. More specifically, these fees primarily include amounts paid or due to PricewaterhouseCoopers LLP for services as our Independent Review Organization, as stipulated in the December 2004 Corporate Integrity Agreement.

Board Recommendation

The board of directors and the Audit Committee recommend that you vote “FOR” ratifying the appointment of PricewaterhouseCoopers LLP as HealthSouth’s independent registered public accounting firm for 2010.

CORPORATE GOVERNANCE AND BOARD STRUCTURE

Corporate Governance

Corporate Governance Guidelines

The board of directors has adopted Corporate Governance Guidelines, which provide, among other things, that each member of our board of directors will:

•	dedicate sufficient time, energy, and attention to ensure the diligent performance of his or her duties;

•	comply with the duties and responsibilities set forth in the Corporate Governance Guidelines and in our Bylaws;

•	comply with all duties of care, loyalty, and confidentiality applicable to directors of publicly traded Delaware corporations; and

•	adhere to our Standards of Business Conduct, including the policies on conflicts of interest.

Our Nominating/Corporate Governance Committee oversees and periodically reviews the Guidelines, and recommends any proposed changes to the board of directors for approval.

Code of Ethics

We have adopted Standards of Business Conduct, our “code of ethics,” that applies to all employees, directors and officers, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The purpose of the code of ethics is to:

•	promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•
promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by us; to promote compliance with all applicable rules and regulations that apply to us and our officers and directors;

•	promote the prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

•	promote accountability for adherence to the code.

We will disclose any future amendments to, or waivers from, certain provisions of these ethical policies and standards for officers and directors on our website promptly following the date of such amendment or waiver.

Corporate Website

We maintain a “Corporate Governance” section on our website where you can find copies of our principal governance documents, including our code of ethics. Our “Corporate Governance” section is located at http://investor.healthsouth.com and includes the following documents, among others:

•	Charter of the Company

•	Bylaws of the Company

•	Charter of the Audit Committee

•	Charter of the Compensation Committee

•	Charter of the Compliance/Quality of Care Committee

•	Charter of the Finance Committee

•	Charter of the Nominating/Corporate Governance Committee

•	Standards of Business Conduct

•	Corporate Governance Guidelines

Board Policy on Majority Voting for Directors

A director nominee will be elected if the votes “for” that person exceed 50% of the votes cast, including “withhold authority” votes but excluding “abstention” votes and broker non-votes, in the election with respect to that person. In addition, we have adopted a policy whereby any incumbent director nominee who receives a greater number of votes “against” his or her election than votes “for” such election will tender his or her resignation for consideration by the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee will recommend to the board of directors whether to accept or reject the offer of resignation.

Role of the Board in Oversight of the Company’s Risks

In 2008, we implemented a comprehensive enterprise risk management program designed to identify potential events and conditions that may affect the Company and to manage risks to avoid materially adverse effects on the Company. Our management, including an executive risk committee, is responsible for the design and implementation of the enterprise risk management program. The Audit Committee of the board of directors, pursuant to its charter, is responsible for reviewing and evaluating our enterprise risk management and the policies and procedures relating to risk assessment and management. The full board of directors monitors the enterprise risk management program by way of regular reports from our senior executives on management’s risk assessments and risk status as well as our risk response and mitigation activities. The full board of directors also monitors the Company’s strategic risks by way of regular reports. Individual committees monitor by way of regular reports the risks that relate to the responsibilities of that committee.

The Compensation Committee reviewed and considered our compensation policies and programs in light of the board of directors’ risk assessment and management responsibilities and will do so in the future on an annual basis. The Compensation Committee believes that we have no compensation policies and programs that give rise to risks reasonably likely to have a material adverse effect on us.

Communications to Directors

Stockholders and other parties interested in communicating directly to the board of directors, any committee, or any non-management director may do so by writing to the address listed below:

HEALTHSOUTH CORPORATION
BOARD OF DIRECTORS
P.O. BOX 382827
BIRMINGHAM, ALABAMA 35238
ATTENTION: [Addressee*]

*Including the name of the specific addressee(s) will allow us to direct the communication to the intended recipient.

All communications received as set forth in this paragraph will be opened by the office of our General Counsel for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the board of directors or any group or committee of directors, the General Counsel’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.

Board Structure and Director Nominations

Board Structure and Meetings

Our business, property, and affairs are managed under the direction of our board of directors. Our Corporate Governance Guidelines provide for a non-executive chairman of the board to set the agenda for, and preside over, board meetings, coordinate the work of the committees of our board of directors and perform other duties delegated to the chairman by our board of directors. The board of directors adopted this structure to promote decision-making and governance independent of that of our management and to better perform the board of director’s monitoring and evaluation functions. Members of our board of directors are kept informed of our business through discussions with our chief executive officer and other officers, by reviewing materials provided to them, by visiting our offices, and by participating in meetings of the board of directors and its committees.

The board of directors met nine times during 2009. Each incumbent member of the board of directors attended 80% or more of the aggregate of the meetings of the board of directors and of the committees on which he or she served that were held during the period for which he or she was a director or committee member, respectively. In addition, it is our policy that directors are expected to attend the annual meeting of stockholders. The members of the board of directors generally hold a meeting immediately following the annual meeting of stockholders. Thus, the annual meeting of stockholders and the board of directors meeting are held at the same location to further facilitate and encourage the directors to attend the annual meeting of stockholders. All members of our board of directors attended the annual meeting in 2009, except for John Chidsey.

Criteria for Board Members

In evaluating the suitability of individual candidates and nominees, the Nominating/Corporate Governance Committee and the board of directors considers relevant factors, including, but not limited to: a general understanding of marketing, finance, corporate strategy and other elements relevant to the operation of a large publicly-traded company in today’s business environment, senior leadership experience, an understanding of our business, educational and professional background, and character. The Nominating/Corporate Governance Committee also considers the following attributes or qualities in evaluating the suitability of candidates and nominees to our board of directors:

•	Integrity: Candidates should demonstrate high ethical standards and integrity in their personal and professional dealings.

•	Accountability: Candidates should be willing to be accountable for their decisions as directors.

•	Judgment: Candidates should possess the ability to provide wise and thoughtful counsel on a broad range of issues.

•
Responsibility: Candidates should interact with each other in a manner which encourages responsible, open, challenging and inspired discussion. Directors must be able to comply with all duties of care, loyalty, and confidentiality applicable to directors of publicly traded Delaware corporations.

•	High Performance Standards: Candidates should have a history of achievements which reflects high standards for themselves and others.

•
Commitment and Enthusiasm: Candidates should be committed to, and enthusiastic about, their performance for the Company as directors, both in absolute terms and relative to their peers. Directors should be free from conflicts of interest and be able to devote sufficient time to satisfy their board responsibilities.

•
Financial Literacy: Candidates should be able to read and understand fundamental financial statements and understand the use of financial ratios and information in evaluating the financial performance of the Company.

•	Courage: Candidates should possess the courage to express views openly, even in the face of opposition.

Although there is no formal policy on diversity of nominees, both the board of directors and the Nominating/Corporate Governance Committee believe that diversity of skills, perspectives and experiences as represented on the board as a whole, in addition to the primary factors, attributes or qualities discussed above, promotes improved monitoring and evaluation of management on behalf of the stockholders and produces more creative thinking and solutions. The Nominating/Corporate Governance Committee considers, but does not choose solely based on, the distinctive skills, perspectives and experiences that candidates diverse in gender, ethnic background, geographic origin and professional experience offer.

Director Nomination Process

The Nominating/Corporate Governance Committee of the board of directors developed a policy regarding director nominations. The policy describes the process by which candidates for possible inclusion in HealthSouth’s slate of director nominees are selected.

Internal Process for Identifying Candidates

The Nominating/Corporate Governance Committee has two primary methods for identifying director nominees (other than those proposed by stockholders, as discussed below). First, on a periodic basis, the committee solicits ideas for possible candidates from members of the board of directors, senior level executives, and individuals personally known to the members of the board. Second, the committee may from time to time use its authority under its charter to retain, at HealthSouth’s expense, one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms).

Proposals for Director Nominees by Stockholders

The Nominating/Corporate Governance Committee will consider written proposals from stockholders for director nominees. In considering candidates submitted by stockholders, the Nominating/Corporate Governance Committee will take into consideration the needs of the board of directors and the qualifications of the candidate. In accordance with our Bylaws, any such nominations must be received by the Nominating/Corporate Governance Committee, c/o the corporate secretary, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event the annual meeting is called for a date that is not within 30 days before or after such anniversary date, a nomination, in order to be timely, must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs. The Nominating/Corporate Governance Committee received no nominee recommendations from stockholders for the 2010 annual meeting. Stockholder nominations for our 2011 annual meeting of stockholders must be received at our principal executive offices on or after January 6, 2011 and not later than February 5, 2011.

Stockholder nominations must include the information set forth in Section 3.4 of our Bylaws. This information must include, among other things, the following:

(1) the name, age, business address and residence address of each nominee;

(2) the principal occupation or employment of each nominee;

(3) the class or series and number of shares of our capital stock owned beneficially or of record by each nominee or his or her affiliates or associates and information regarding derivative and other forms of direct and indirect ownership in our securities;

(4) a statement that each nominee, if elected, intends to tender, promptly following election or re-election, an irrevocable resignation effective upon failure to receive the required vote for re-election at the next meeting in accordance with the Corporate Governance Guidelines;

(5) any other information relating to each nominee and the stockholder giving the notice that would be required to be disclosed in a proxy statement;

(6) the name and record address of the stockholder giving the notice;

(7) the class or series and number of shares of our capital stock owned beneficially or of record by the stockholder giving the notice;

(8) a description of all arrangements or understandings between the stockholder giving the notice and each nominee and any other person or persons (including their names) pursuant to which the nomination(s) are being made; and

(9) a representation that the stockholder giving the notice intends to appear in person or by proxy at the meeting to nominate the persons named in its notice.

Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected. A stockholder providing notice of a nomination must update and supplement the notice so that the information in the notice is true and correct as of the record date(s) for determining the stockholders entitled to receive notice of and to vote at the annual meeting. Any stockholder that intends to submit a nomination for the board of directors should read the entirety of the requirements in Section 3.4 of our Bylaws which can be found in the “Corporate Governance” section of our website at http://investor.healthsouth.com.

Effective as of October 30, 2009, our board of directors adopted a new Bylaw provision to provide for reimbursement of certain reasonable expenses incurred by a stockholder or a group of stockholders in connection with a proxy solicitation campaign for the election of one nominee to the board of directors. This reimbursement right is subject to certain conditions including the board of director’s determination that reimbursement is consistent with its fiduciary duties. Following the annual meeting, we will reimburse certain expenses that a nominating stockholder, or group of nominating stockholders, has incurred in connection with nominating a candidate for election to our board of directors if certain conditions set out in Section 3.4(c) of our Bylaws are met. If those conditions are met and the proponent’s nominee is elected, we will reimburse the actual costs of printing and mailing the proxy materials and the fees and expenses of one law firm for reviewing the proxy materials and one proxy solicitor for conducting the related proxy solicitation. If those conditions are met and the proponent’s nominee is not elected but receives 40% or more of all votes cast, we will reimburse the proportion of those qualified expenses equal to the proportion of votes that the nominee received in favor of his election to the total votes cast. In all cases, reimbursement will only be made if the nominating stockholders are liable for such expenses regardless of the outcome of the election of directors or receipt of reimbursement from us and no party to which such amounts are payable is an affiliate or associate of any of the nominating stockholders. In no event may the amount paid to a nominating stockholder exceed the amount of corresponding expenses incurred by us in soliciting proxies in connection with the election of directors. Further, we will not reimburse expenses in the event that our board of directors determines that any such reimbursement is not in our best interests, would result in a breach of our board’s fiduciary duties, would render us insolvent or cause us to breach a material obligation. For additional detail, please read Section 3.4(c) of our Bylaws which can be found in the “Corporate Governance” section of our website at http://investor.healthsouth.com.

Evaluation of Candidates

The Nominating/Corporate Governance Committee will consider all candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria. If, after the committee’s initial evaluation, a candidate meets the criteria for membership, the chair of the Nominating/Corporate Governance Committee will interview the candidate and communicate the chair’s evaluation to the other members of the committee, the chairman of the board and the chief executive officer. Later reviews will be conducted by other members of the committee and senior management. Ultimately, background and reference checks will be conducted and the committee will meet to finalize its list of recommended candidates for the board’s consideration. The candidates recommended for the board’s consideration will be those individuals that will create a board of directors that is, as a whole, strong in its collective knowledge of, and diverse in skills and experience with respect to, accounting and finance, management and leadership, vision and strategy, business operations, business judgment, crisis management, risk assessment, industry knowledge, corporate governance and global markets.

Director Independence

Review of Director Independence

On February 18, 2010, the board of directors undertook its review of the independence of the nominees as independent directors based on our Corporate Governance Guidelines. During its review, the board of directors assessed whether any transactions or relationships exist currently or during the past three years existed between any director or any member of his or her immediate family and HealthSouth and its subsidiaries, affiliates, or our independent registered public accounting firm. The board of directors also examined whether there were any transactions or relationships between any director or any member of his or her immediate family and members of the senior management of HealthSouth or their affiliates. In connection with this determination, on an annual basis, each director and executive officer is required to complete a Director and Officer Questionnaire which requires disclosure of any transactions with HealthSouth in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. The board of directors considered that in the ordinary course of business, transactions may occur between HealthSouth and its subsidiaries and companies at which some of our directors are or have been officers. In each case, the amount of transactions from these companies in each of the last three years did not approach the levels set forth in the Corporate Governance Guidelines or that would otherwise potentially indicate a lack of independence. The board of directors also considered charitable contributions to not-for-profit organizations of which our directors or immediate family members are executive officers, none of which approached the levels set forth in our Corporate Governance Guidelines or that would otherwise indicate a potential lack of independence.

Determination of Director Independence

Based on its review, the board of directors affirmatively determined that each of Edward A. Blechschmidt, John W. Chidsey, Donald L. Correll, Yvonne M. Curl, Charles M. Elson, Jon F. Hanson, Leo I. Higdon, Jr., John E. Maupin, Jr. and L. Edward Shaw, Jr. is an independent director in accordance with our Corporate Governance Guidelines. Mr. Grinney, who is our chief executive officer, was not deemed to be independent. Each of our directors other than Mr. Grinney also satisfies the definition of independence contained in Rule 303A.02 of the listing standards for the New York Stock Exchange. The board of directors also determined that:

•
each member of the Audit Committee, the Compensation Committee, and the Nominating/Corporate Governance Committee was an independent director under our Corporate Governance Guidelines and otherwise meets the qualifications for membership on such committee imposed by the NYSE and other applicable laws and regulations;

•
each member of the Audit Committee had accounting or related financial management expertise and was financially literate, and otherwise meets the audit committee membership requirements imposed by the NYSE, our Corporate Governance Guidelines, and other applicable laws and regulations; and that each of Mr. Blechschmidt, Mr. Chidsey and Mr. Correll qualify as an “audit committee financial expert” within the meaning of SEC regulations; and

•	each member of the Compliance/Quality of Care Committee was an independent director under our Corporate Governance Guidelines.

In addition, there are no arrangements or understandings known to us between any of the directors nominated for election to the board of directors and any other person pursuant to which a director was or is to be elected as a director or nominee, other than any arrangements or understandings with directors or officers of HealthSouth acting solely in their capacities as such. None of our directors, nominees or executive officers is a party to any material proceedings adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

Standards of Director Independence

Under the listing standards adopted by the NYSE, a director will be considered “independent” and found to have no material relationship with the Company if during the prior three years:

•	The director has not been an employee of the Company or any of its subsidiaries, and no immediate family member of the director has been an executive officer of the Company;

•
Neither the director nor an immediate family member of the director has received more than $120,000 per year in direct compensation from the Company other than director and committee fees and pension or other forms of direct compensation for prior service (provided such compensation is not contingent in any way on future service);

•	Neither the director nor an immediate family member of the director has been affiliated with or employed by a present or former internal or external auditor of the Company;

•
Neither the director nor an immediate family member of the director has been employed as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee; and

•
The director has not been an executive officer or employee, and no immediate family member of the director has been an executive officer, of a company that makes payments to or receives payments from the company for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Committees of the Board of Directors

Committee Memberships and Meetings

Our board of directors has the following five standing committees, each of which is governed by a charter and reports its actions and recommendations to the board of directors: Audit Committee, Compensation Committee, Compliance/Quality of Care Committee, Finance Committee, and Nominating/Corporate Governance Committee. The following table shows the number of meetings and the membership of each board committee for the year ending December 31, 2009.

	Audit Committee	Compensation Committee	Compliance/ Quality of Care Committee	Finance Committee	Nominating/ Corporate Governance Committee
Number of Meetings in 2009:	6	6	4	9	4
Edward A. Blechschmidt	Chair
John W. Chidsey	X
Donald L. Correll	X			Chair
Yvonne M. Curl		X	X
Charles M. Elson					Chair
Jon F. Hanson				X	X
Leo I. Higdon, Jr.		Chair		X
John E. Maupin, Jr.			Chair		X
L. Edward Shaw, Jr.		X	X

Audit Committee

We have a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee’s purpose, per the terms of its charter, is to assist the board of directors in fulfilling its responsibilities to the Company and its stockholders, particularly with respect to the oversight of the accounting, auditing, financial reporting, internal control, and compliance practices of the Company. The specific responsibilities of the Audit Committee are, among others, to:

•
assist the board of directors in the oversight of the integrity of our financial statements and compliance with legal and regulatory requirements, the qualifications and independence of our independent auditor, and the performance of our internal audit function and our independent auditor;

•	appoint, compensate, replace, retain, and oversee the work of our independent auditor;

•
at least annually, review a report by our independent auditor regarding its internal quality control procedures, material issues raised by certain reviews, inquiries or investigations relating to independent audits within the last five years, and relationships between the independent auditor and the Company;

•
discuss our quarterly financial statements and annual audited financial statements with management and our independent auditor, including management’s assessment of and the independent auditor’s opinion regarding the effectiveness of the Company’s internal control over financial reporting, and make recommendations to the board of directors regarding the filing of such statements with the SEC;

•
discuss earnings press releases with management and our independent auditor, make recommendations to the board of directors regarding the filing of such press releases, and discuss financial information and earnings guidance provided to analysts and rating agencies;

•	discuss processes with respect to risk assessment and risk management;

•	set clear hiring policies for employees or former employees of our independent auditor; and

•
appoint and oversee the activities of our Inspector General who has the responsibility to identify violations of Company policy and law relating to accounting or public financial reporting, to review the Inspector General’s periodic reports and to set compensation for the Inspector General and its staff.

In connection with its duties, the committee reviews and evaluates, at least annually, the performance of the committee and its members, may obtain the advice and assistance of outside advisors, including consultants and legal and accounting advisors, and performs all acts reasonably necessary to fulfill its responsibilities and achieve its objectives. The Audit Committee concluded that, during 2009, it satisfied its duties and responsibilities under its charter.

Compensation Committee

The Compensation Committee’s purpose and objectives are to oversee our compensation and employee benefit objectives, plans and policies and to review and recommend to the independent members of the board of directors the individual compensation of our executive officers in order to attract and retain high-quality personnel to better ensure our long-term success and the creation of long-term stockholder value. The specific responsibilities of the Compensation Committee are, among others, to:

•
review and approve, with respect to the individual compensation of our executive officers, our compensation programs and policies, including our benefit plans, incentive compensation plans and equity-based plans, to amend, or recommend that the board of directors amend, such programs, policies, goals or objectives, and act as (or designate) an administrator for such plans as may be required;

•
review and approve (or recommend to the board of directors) corporate goals and objectives relevant to the compensation of the chief executive officer and other executive officers and evaluate the performance of the chief executive officer and other executive officers in light of those goals and objectives;

•	determine and approve, together with the other independent directors, the base compensation level and incentive compensation level for the chief executive officer;

•	determine and approve the base compensation levels and incentive compensation levels for the other executive officers;

•	review and discuss with management the Company’s Compensation Discussion and Analysis, and recommend inclusion thereof in our annual report or proxy statement;

•
review and approve (or recommend to the board of directors in the case of the chief executive officer) employment arrangements, severance arrangements and termination arrangements and change in control arrangements to be made with any executive officer of the Company; and

•	review and recommend to the board of directors fees and retainers for non-employee members of the board and non-employee members and chairpersons of committees of the board.

In connection with its duties, the committee reviews and evaluates, at least annually, the performance of the committee and its members, may obtain the advice and assistance of outside advisors, including consultants and legal and accounting advisors, and perform all acts reasonably necessary to fulfill its responsibilities and achieve its objectives. As discussed in further detail under “Role of Compensation Consultant” beginning on page 24, the Compensation Committee engaged the independent compensation consultant, Frederic W. Cook & Co., Inc. (“Frederic W. Cook & Co.”), to assist it in its review and evaluation of executive compensation levels.

Compliance/Quality of Care Committee

The Compliance/Quality of Care Committee’s function is to assist our board of directors in fulfilling its fiduciary responsibilities relating to our regulatory compliance activities and to ensure we deliver quality care to our patients. The committee is primarily responsible for overseeing, monitoring, and evaluating HealthSouth’s compliance with all of its regulatory obligations other than tax and securities law-related obligations and reviewing the quality of services provided to patients at our facilities. The primary objectives and responsibilities of the Compliance/Quality of Care Committee are to:

•
ensure the establishment and maintenance of a regulatory compliance program and the development of a comprehensive quality of care program designed to measure and improve the quality of care and safety furnished to patients;

•
appoint and oversee the activities of a chief compliance officer with responsibility for developing and implementing our regulatory compliance program, which is subject to our annual review, and approve, and perform, or have performed, an annual evaluation of the performance of the chief compliance officer and the compliance office;

•	review and approve annually the quality program description and the performance of the chief medical officer and the quality of care program;

•
monitor the Company’s compliance with any corporate integrity agreement or similar undertaking, with the U.S. Department of Health and Human Services Office of Inspector General, or any other government agency;

•
review periodic reports from the compliance officer, including an annual regulatory compliance report summarizing compliance-related activities undertaken by us during the year, and the results of all regulatory compliance audits conducted during the year; and

•	review periodic reports from the chief medical officer regarding the Company’s efforts to advance patient safety and the quality of our medical and rehabilitative care.

In connection with its duties, the committee reviews and evaluates, at least annually, the performance of the committee and its members, may obtain the advice and assistance of outside advisors, including consultants and legal and accounting advisors, and perform all acts reasonably necessary to fulfill its responsibilities and achieve its objectives.

Finance Committee

The purpose and objectives of the Finance Committee are to assist our board of directors in the oversight of the use and development of our financial resources, including our financial structure, investment policies and objectives, and other matters of a financial and investment nature. The specific responsibilities of the Finance Committee are to review, evaluate, and make recommendations to the board of directors regarding HealthSouth’s:

•	capital structure and proposed changes thereto, including significant new issuances, purchases, or redemptions of our securities;

•	plans for allocation and disbursement of capital expenditures;

•	credit rating, activities with credit rating agencies, and key financial ratios;

•	long-term financial strategy and financial needs;

•	unusual or significant commitments or contingent liabilities; and

•	plans to manage insurance and asset risk.

In addition to its other responsibilities, the committee oversees our major activities with respect to mergers, acquisitions and divestitures. The committee also reviews and evaluates, at least annually, the performance of the committee and its members. In connection with its duties, the committee may obtain the advice and assistance of outside advisors, including consultants and legal and accounting advisors, and perform all acts reasonably necessary to fulfill its responsibilities and achieve its objectives.

Nominating/Corporate Governance Committee

The purposes and objectives of the Nominating/Corporate Governance Committee are to assist our board of directors in fulfilling its duties and responsibilities to us and our stockholders, and its specific responsibilities include, among others, to:

•
assist the board of directors in determining the appropriate characteristics, skills and experience for the individual members of the board of directors and the board of directors as a whole and create a process to allow the committee to identify and evaluate individuals qualified to become board members;

•
make recommendations to the board regarding the composition of each standing committee of the board, to monitor the functioning of the committees of the board and make recommendations for any changes, review annually committee assignments and the policy with respect to rotation of committee memberships and/or chairpersonships, and report any recommendations to the board;

•	review the suitability for each board member’s continued service as a director when his or her term expires, and recommend whether or not the director should be re-nominated;

•	assist the board in considering whether a transaction between a board member and the Company presents an inappropriate conflict of interest and/or impairs the independence of any board member;

•
recommend nominees for board membership to be submitted for stockholder vote at each annual meeting of stockholders, and to recommend to the board candidates to fill vacancies on the board and newly-created positions on the board; and

•
develop and recommend to the board Corporate Governance Guidelines applicable to the Company that are consistent with applicable laws and listing standards and to periodically review those guidelines and to recommend to the board such changes as the committee deems necessary or advisable.

In connection with its duties, the committee reviews and evaluates, at least annually, the performance of the committee and its members, may obtain the advice and assistance of outside advisors, including consultants and legal and accounting advisors, and perform all acts reasonably necessary to fulfill its responsibilities and achieve its objectives. In connection with its duties, the committee may obtain the advice and assistance of outside advisors, including consultants and legal and accounting advisors, and perform all acts reasonably necessary to fulfill its responsibilities and achieve its objectives.

Compensation of Directors

In 2009, we provided the following annual compensation to directors who are not employees:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)	Total ($)
Edward A. Blechschmidt	120,000	90,000	–	–	210,000
John W. Chidsey	95,000	90,000	–	–	185,000
Donald L. Correll	105,000	90,000	–	–	195,000
Yvonne M. Curl	95,000	90,000	–	–	185,000
Charles M. Elson	105,000	90,000	–	–	195,000
Jon F. Hanson	195,000	90,000	–	–	285,000
Leo I. Higdon, Jr.	110,000	90,000	–	–	200,000
John E. Maupin, Jr.	105,000	90,000	–	–	195,000
L. Edward Shaw, Jr.	95,000	90,000	–	–	185,000

(1)
The amounts reflected in this column are the retainer fees earned for service as a director for 2009, regardless of when such fees are paid. Retainer fees for the first quarter of 2010 are paid in December of 2009. Messrs. Blechschmidt, Hanson, Shaw and Chidsey elected to defer 25%, 50%, 100%, and 100%, respectively, of their fees earned in 2009 under the Directors’ Deferred Stock Investment Plan.

(2)
Each non-employee director received an award of restricted stock units with a grant date fair value, computed in accordance with FASB ASC 718, Compensation – Stock Compensation, of $90,000 (11,465 units). These awards are fully vested in that they are not subject to forfeiture; however, no shares underlying a particular award will be issued until six months following the date the director ends his or her service on the board.

(3)
The aggregate number of option awards outstanding at year end was as follows: Mr. Hanson (10,000). Other than Mr. Grinney, whose option awards are disclosed under the table entitled “Outstanding Equity Awards at December 31, 2009,” no other directors had option awards outstanding at year end.

Our non-employee directors receive an annual cash retainer of $95,000. In addition to the cash retainer, the chairman of the board of directors and the chairperson of each committee receive additional compensation for his or her service as a chairperson. Currently, the chairman of the board receives an additional $100,000 per year to compensate for the enhanced responsibilities and time commitment associated with that position. The chairperson of the Audit Committee receives an additional $25,000 per year, the chairperson of the Compensation Committee receives an additional $15,000 per year, and the chairpersons of the Compliance/Quality of Care Committee, the Finance Committee, and the Nominating/Corporate Governance Committee each receive an additional $10,000 per year.

Our non-employee directors may elect to defer all or part of their cash retainer fees under our Directors’ Deferred Stock Investment Plan. Elections are made prior to the beginning of the applicable year, and directors can only withdraw their participation effective at the beginning of the next year. Under the plan, amounts deferred by non-employee directors are promptly invested in our common stock by the plan trustee at the market price at the time of the payment of the fees. Any dividends paid on our common stock are deemed to be invested in our common stock. Fees deferred under the plan are held in a “rabbi trust” by the plan trustee, and accordingly, the plan is treated as unfunded for federal tax purposes. Accounts in the plan are distributed in the form of our common stock upon termination from board service for any reason. In all cases, distributions generally will commence at least six months after the event triggering the distribution. As of December 31, 2009, the account balances for those participating under the plan were: Mr. Hanson’s 13,616 shares, Mr. Blechschmidt’s 2,454 shares, Mr. Chidsey’s 13,289 shares, and Mr. Shaw’s 13,263 shares.

In addition, under our 2008 Equity Incentive Plan, each non-employee member of the board of directors received a grant of restricted stock units valued at approximately $90,000, which units were granted at the time annual equity awards were granted to our executives and which units will be settled in shares of our common stock six months following the date such director ceases serving on our board of directors. In the future, we expect similar grants to be made annually under the same plan, which is described under “Equity Compensation Plans” beginning on page 47.

In furtherance of the goal to align the interests of our management with those of our stockholders, our senior management recommended, and our board of directors adopted equity ownership guidelines for senior management and members of the board of directors in May 2008. Each non-employee director should own equity equal in value to a minimum of two times the base annual retainer. As of March 1, 2010, all of our non-employee directors have satisfied the guidelines.

Mr. Grinney, who is the only director that is also an employee, receives no additional compensation for serving on the board.

Indemnification and Exculpation

We indemnify our directors and officers to the fullest extent permitted by Delaware law. Our certificate of incorporation also includes provisions that eliminate the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware law (regarding unlawful payment of dividends); or

•	for any transaction from which the director derives an improper personal benefit.

We believe these provisions are necessary to attract and retain qualified people who will be free from undue concern about personal liability in connection with their service to us.

AUDIT COMMITTEE REPORT

The board of directors has the ultimate authority for effective corporate governance, including the role of oversight of the management of HealthSouth. The Audit Committee’s purpose is to assist the board of directors in fulfilling its responsibilities to the Company and its stockholders by overseeing the accounting and financial reporting processes of HealthSouth, the qualifications and selection of the independent registered public accounting firm engaged by HealthSouth, and the performance of HealthSouth’s Inspector General, internal auditors and independent registered public accounting firm. The Audit Committee members’ functions are not intended to duplicate or to certify the activities of management or the Company’s independent registered public accounting firm.

In its oversight role, the Audit Committee relies on the expertise, knowledge and assurances of management, the internal auditors, and the independent registered public accounting firm. Management has the primary responsibility for establishing and maintaining effective systems of internal and disclosure controls (including internal control over financial reporting), for preparing financial statements, and for the public reporting process. PricewaterhouseCoopers LLP, HealthSouth’s independent registered public accounting firm, is responsible for performing an independent audit of HealthSouth’s consolidated financial statements, for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, and for expressing its own opinion on the effectiveness of the Company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. In this context, the Audit Committee:

•
reviewed and discussed with management and PricewaterhouseCoopers LLP the fair and complete presentation of the Company’s consolidated financial statements and related periodic reports filed with the SEC (including the audited consolidated financial statements for the year ended December 31, 2009, and PricewaterhouseCoopers LLP’s audit of the Company’s internal control over financial reporting);

•
discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T; and

•
received the written disclosures and the letter from PricewaterhouseCoopers LLP required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence) and discussed with PricewaterhouseCoopers LLP its independence from HealthSouth and its management.

The Audit Committee also discussed with the Company’s internal auditors and PricewaterhouseCoopers LLP the overall scope and plans for their respective audits; reviewed and discussed with management, the internal auditors, and PricewaterhouseCoopers LLP the significant accounting policies applied by the Company in its financial statements, as well as alternative treatments and risk assessment; and met periodically in executive sessions with each of management, the internal auditors, and PricewaterhouseCoopers LLP.

The Audit Committee was kept apprised of the progress of management’s assessment of the Company’s internal control over financial reporting and provided oversight to management during the process.

Based on the reviews and discussions described above, the Audit Committee recommended to the board of directors, and the board of directors approved, that the audited consolidated financial statements for the year ended December 31, 2009, and management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2009, be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the SEC. The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2010.

Audit Committee
Edward A. Blechschmidt (Chairman)
John W. Chidsey
Donald L. Correll

COMPENSATION COMMITTEE MATTERS

Scope of Authority

The Compensation Committee acts on behalf of the board of directors to establish the compensation of executive officers of the Company and provides oversight of the Company’s compensation philosophy for senior management. The committee also acts as the oversight committee with respect to the Company’s equity compensation, bonus and other compensation plans covering executive officers and other senior management. In overseeing those plans, the committee may delegate authority for day-to-day administration and interpretation of the plans, including selection of participants, determination of award levels within plan parameters, and approval of award documents, to officers of the Company. However, the committee may not delegate any authority under those plans for matters affecting the compensation and benefits of the executive officers.

Role of Compensation Consultant

To assist the Compensation Committee in its review and determination of executive compensation levels, the Compensation Committee engaged Frederic W. Cook & Co. The relationship between Frederic W. Cook & Co. and HealthSouth relates entirely to executive compensation work performed at the request of the Compensation Committee. Any other use of the Compensation Committee’s consultant requires the prior approval of the Compensation Committee. Frederic W. Cook & Co. provided services only to our Compensation Committee and did not provide assistance to HealthSouth in any other capacity. The Compensation Committee has the sole authority over the engagement, or the release of the engagement, of its compensation consultant. The Compensation Committee has instructed Frederic W. Cook & Co. to:

•	assist in evaluating executive compensation programs and executive officers’ compensation;

•	advise the Compensation Committee on compensation trends and best practices;

•	provide third party input on plan design, selection of performance measures for annual and long-term incentives and the reasonableness of individual compensation awards; and

•	review the content of the Compensation Discussion and Analysis in this proxy statement.

Management has separately engaged Towers Watson & Co. as its compensation consultant. The scope of that engagement includes providing data and analysis on competitive executive and non-executive compensation practices and review of the Compensation Discussion and Analysis. Towers Watson data related to executive compensation practices may be provided to the Compensation Committee, subject to review by and input from Frederic W. Cook & Co.

Role of Executive Officers and Management

The chief executive officer and the chief human resources officer formulate recommendations on matters of compensation philosophy, plan design, and the specific compensation recommendations for executive officers (other than the chief executive officer). The chief executive officer gives the Compensation Committee a performance assessment and compensation recommendation for each of the other named executive officers. Those recommendations are then considered by the committee with the assistance of its compensation consultant. The chief executive officer and the chief human resources officer attend the Compensation Committee meetings but are not present for the independent sessions or for any discussion of their own compensation. The Compensation Committee, together with the other independent directors and without input from the chief executive officer, determines the chief executive officer’s base compensation and incentive compensation.

Compensation Committee Interlocks and Insider Participation

None of the current members of our Compensation Committee is an officer or employee of HealthSouth. None of our current executive officers serves or has served as a member of the board of directors or compensation committee of any other Company that had one or more executive officers serving as a member of our board of directors or Compensation Committee.

Compensation Committee Report

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and, based upon such review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Compensation Committee
Leo I. Higdon, Jr. (Chairman)
Yvonne M. Curl
L. Edward Shaw, Jr.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

The Compensation Committee (for purposes of this section only, we refer to it as the “Committee”), which is comprised solely of independent directors, acts on behalf of the board of directors to establish and oversee implementation of our executive compensation philosophy. At HealthSouth, we provide annual and long-term compensation programs as well as the other benefit plans, to create a remuneration and incentive program to align the interests of our management with those of our stockholders. By generally targeting total direct compensation for our named executive officers between the 50th and 65th percentiles of the competitive market, we are able to attract, motivate and retain talented executives who will enhance long-term stockholder value.

The Committee structures our annual executive compensation program using company-wide and individual performance goals intended to improve the Company’s performance and promote stockholder value and interests. The Committee structures our long-term incentive program, a significant component of each named executive officer’s compensation, to do the same through grants of performance-based, “at risk” equity. On November 2, 2009, our board of directors took an additional step to protect stockholder interests by adopting a recoupment, or “claw-back,” policy applicable to equity awards granted and bonus compensation paid. This new policy is discussed in detail below under “Compensation Recoupment Policy” on page 37.

Throughout this proxy statement, the individuals who served as our principal executive officer and principal financial officer during the fiscal year ended December 31, 2009, as well as the other individuals included in the Summary Compensation Table on page 40, are referred to as the “named executive officers” or “NEOs.” Effective November 17, 2009, John Workman resigned as our chief financial officer and executive vice president. At that time, Edmund M. Fay, our treasurer, became our interim principal financial officer. Pursuant to the terms of our compensation plans, Mr. Workman is not entitled to receive any incentive award for 2009, and he forfeited any unvested equity awards previously granted. Accordingly, Mr. Workman is not included in the discussion of the incentive programs in this Compensation Discussion and Analysis section but is included as an NEO in the compensation tables that follow.

Determining Compensation

Overall Program Architecture

In determining appropriate compensation for our named executive officers, the Committee evaluates the executives’ total direct compensation, or “TDC,” which consists of: (1) base salary; (2) annual cash incentive; and (3) long-term equity incentive. As described below, in determining the aggregate value of each executive’s TDC, the Committee assesses the Company’s performance, the executive’s level of responsibility, the executive’s contributions to the Company, competitive practices in the industry, and certain other factors relating to equity awards, such as the amount of awards generally available for grant under Company plans, the potential dilution relating to such grants and changes in the value (that is, the retentive value) of prior equity grants. The Committee does not rely solely on formulas or a limited set of criteria when it sets the TDC for our executive officers. Rather, the Committee exercises its business judgment in applying quantitative and qualitative approaches, as described below in this Compensation Discussion and Analysis, to the facts and circumstances associated with each executive. In performing its duties, the Committee regularly seeks input and advice from its independent consultant, Frederic W. Cook & Co.

The Committee has authority to make decisions on base salary, annual cash incentives and long-term equity incentives for all of our NEOs except for the chief executive officer. For our chief executive officer, the Committee makes recommendations on those compensation elements to the independent directors of our board of directors, who then determine and approve the final terms of the chief executive officer’s compensation. Both the Committee and the board of directors review and discuss the chief executive officer’s compensation package during independent sessions. In determining the compensation for our chief executive officer, the Committee and the independent directors of the board of directors assess our financial and operating performance for which the chief executive officer is ultimately responsible, as well as the chief executive officer’s achievement of certain individual objectives set forth by the board, as described under “Individual Objectives” beginning on page 30.

At the end of the year, our chief executive officer provides the Committee performance evaluations for all executive vice presidents and certain senior vice presidents. Based on those evaluations and competitive compensation practices, he makes recommendations to the Committee concerning their total direct compensation. The Committee considers the chief executive officer’s recommendations based on each senior executive’s individual responsibilities, performance and overall contribution to the Company’s results. For further discussion of the involvement of management in the compensation process, see the discussion under “Role of Executive Officers and Management” on page 25. The Committee, pursuant to its charter, establishes base salaries and annual cash incentives for each senior executive other than the chief executive officer. For all of these senior executives, the Committee recommends long-term equity incentive awards to the board of directors for final approval.

Assessment of Competitive Compensation Practices

To assess our named executive officers’ total direct compensation, the Committee reviews data from compensation surveys, including those produced by the current management consultant, Towers Watson, and from publicly available compensation disclosures. This data is then reviewed by the Committee’s independent consultant, Frederic W. Cook & Co. Towers Watson does not directly advise the Compensation Committee on executive compensation matters. The Towers Watson survey group consists of companies in healthcare and certain other industries. Using commonly accepted statistical techniques, Towers Watson adjusts the compensation data from the companies in the survey group with annual revenues significantly different from ours in order to better correlate the survey data with ours. Using proprietary information, Towers Watson also adjusts position-specific survey data to better match the actual responsibilities we assign to the position most comparable to the industry standard position. For confidentiality reasons, Towers Watson does not disclose the companies that are included in this survey. Our survey group will be adjusted each year based on our most recent annual revenues at the time of the survey in order to obtain accurate market comparisons. We believe the Towers Watson survey group is appropriate because it provides a significant sample size, includes data for management positions below senior executives, and includes companies from other industries from which we might potentially recruit certain executive positions.

These sources provide data on levels of base salary, annual cash incentives and long-term equity incentives. The surveys are supplemented by publicly available information and input from Frederic W. Cook & Co. on other matters such as recent market trends and other compensation practices, including the prevalence of types of compensation plans and the proportions of the components of the TDC package. See “Role of Compensation Consultant” beginning on page 24 regarding our use of compensation consultants.

Generally, the Committee targets TDC for our named executive officers between the 50th and 65th percentiles of the competitive market that is derived from survey group data provided by Towers Watson. Pursuant to the terms of his employment agreement executed in 2007, Mr. Grinney’s TDC is targeted at 65th percentile of the competitive market. For further discussion of his employment agreement, see “Letter of Understanding with Jay Grinney” beginning on page 43. The Committee believes this is the appropriate competitive range to attract and retain the kind of executive talent necessary to successfully achieve our strategic objectives. Executives may achieve higher levels of compensation for exceptional performance. For purposes of competitive analysis of our chief executive officer compensation, we use a smaller group of healthcare provider peers where that position is more likely to entail the unique skill set needed to lead a company like ours. Frederic W. Cook & Co., at the direction of the Committee and with input from management, assembles that peer group (the “Healthcare Provider Peer Group”).1 The Committee believes the companies in this peer group are appropriate for comparison to the Company in terms of industry segment, revenue size and market capitalization. The Committee also reviews TDC data from the Healthcare Provider Peer Group to supplement the assessment, based on the survey group data provided by Towers Watson, of our other NEOs’ compensation. The 2009 target TDC for each of our NEOs, other than Mr. Grinney, fell below the 65th percentile of the Towers Watson survey group’s 2008 TDC data. Despite Mr. Grinney’s target TDC again remaining unchanged for 2009; his target TDC approached the 75th percentile of the Healthcare Provider Peer Group’s 2008 data. We believe this is the result of changes in the comparison peer group since the execution of his employment agreement in 2007. The Committee will continue to review updated comparison data to evaluate our targeted compensation range in the competitive market.

2009 Compensation Assessment

In the annual assessment of our compensation program, both the Committee and our board of directors recognized the successful performance of the Company in 2009 despite the continued volatility in the credit and equity markets, particularly in the first half of the year. In 2009, the Company met or exceeded all of the performance expectations established by the board of directors as well as the guidance provided to the stockholders at the beginning of the year. The Committee also reviewed summaries of potential benefits under our change of control and severance plans as well as tally sheets that provided 2009 data for TDC, health and insurance benefit costs, accumulated realized and unrealized stock values. Based on this assessment and in consultation with the Committee’s independent consultant, the Committee and our board of directors determined that our 2009 executive compensation was reasonable and consistent with HealthSouth’s compensation philosophy and objectives and that each named executive officer’s total compensation is reasonable and consistent with his or her individual performance.

1 This peer group consists of the following companies: Amedisys, Inc., Chemed Corporation, Community Health Systems, Inc., Gentiva Health Services, Inc., Health Management Association, Inc., Kindred Healthcare, Inc., LifePoint Hospitals, Inc., Lincare Holdings Inc., Odyssey HealthCare, Inc., Psychiatric Solutions, Inc., Skilled Healthcare Group, Inc., Sun Healthcare Group, Inc., Tenet Healthcare Corporation, and Universal Healthcare Services, Inc.

Elements of Executive Compensation

The elements of our executive compensation program include:

•	base salary;

•	annual cash incentives; and

•	long-term equity incentives.

Additionally, in 2009, our named executive officers were eligible for the same benefits offered to other employees, including medical and dental coverage. NEOs are also eligible to participate in our qualified 401(k) plan, subject to the limits on contributions imposed by the Internal Revenue Service. In order to allow deferrals above the amounts provided by the IRS, executives and certain other officers are eligible to participate in a non-qualified deferred 401(k) plan that mirrors the current qualified 401(k) plan. In addition to the standard benefits offered to all employees, we provide Mr. Grinney with additional long-term disability coverage pursuant to the terms of his employment agreement. Other than the plans referenced here, we did not provide our executives with compensation in the form of a pension plan, non-qualified deferred compensation plan or a retirement plan.

In general, we aim to maintain a balance between cash and equity compensation, with a significant portion of cash compensation being performance-based. As an executive’s responsibility increases, his or her total compensation mix will generally include a greater percentage of equity, or “at risk,” compensation. The pie charts below illustrate the compensation mixes based on amounts earned or granted in 2009 (excluding “Other Compensation” as disclosed in the Summary Compensation Table on page 40) for our NEOs who are eligible for 2009 incentive compensation.

President and Chief Executive Officer	Executive Vice Presidents	Other NEOs

Base Salary

We provide executives and other employees with base salary to compensate them for services rendered during the fiscal year. A number of factors are considered in determining executive base salaries, including the demands of the position, the executive’s scope of responsibilities, an assessment of the executive’s performance, the executive’s experience, internal equity and a competitive market assessment. Generally, our named executive officers’ base salaries are between the 50th and 60th percentiles of similar positions at the companies in the Towers Watson survey group. Messrs. Grinney, Whittington, Tarr and Workman were, however, at or above the 75th percentile of the much smaller group of companies in the Healthcare Provider Peer Group. Their base salaries, in the opinion of the Committee, were appropriate given consideration of the factors described above, in particular the demands of those positions with us compared to the companies in the Healthcare Provider Peer Group, including the efforts to restructure the Company and resolve legacy issues from the prior management team. Base salaries are reviewed once per year and may be adjusted at the February meeting of our board of directors after considering the above factors.

At the recommendation, and with the agreement, of our executive officers, neither the chief executive officer nor our executive vice presidents received a base salary increase in 2009. The other NEOs received base salary merit increases of 3% in 2009.

Annual Cash Incentives

The 2009 Senior Management Bonus Plan, approved by our board of directors to incentivize and reward our named executive officers and others for annual performance, measures performance against three sets of pre-determined objectives: (1) corporate quantitative objectives; (2) individual objectives; and (3) qualitative objectives. As noted below in the “Relative Weightings for Objectives” section, the Committee places significant emphasis on the achievement of the pre-determined quantitative objectives. The 2009 corporate quantitative objectives, like those in 2008, focused specifically on normalized earnings per share2 and free cash flow.3 Normalized earnings per share and free cash flow are annual, internal metrics that the Committee believes are important in measuring progress toward our strategic objectives and furthering long-term value for our stockholders.

Target Cash Incentive Amount

Under the Senior Management Bonus Plan, the Committee first approves a target cash incentive opportunity for each named executive officer, based upon a specific percentage of his or her base salary, as listed in the “Target Cash Incentive as a % of Salary” column in the table below. These target cash incentive opportunities for our NEOs did not exceed the median incentive level for similar positions in the Healthcare Provider Peer Group. Mr. Fay, who did not become an NEO until November 2009, was not part of the competitive analysis conducted in 2009.

Relative Weightings for Objectives

The Committee then assigns relative weightings (as a percentage of total cash incentive opportunity) to the corporate quantitative and individual objectives. The relative weightings of the corporate quantitative objectives and individual objectives described below take into account the executive’s position, with the targets for executives with strategic responsibilities consisting of a higher corporate quantitative objectives weighting. The table below summarizes the target cash incentive and relative weightings of quantitative and individual objectives for each NEO under the Senior Management Bonus Plan.

2 For Senior Management Bonus Plan purposes, normalized earnings per share is calculated on a weighted-average diluted shares outstanding basis by adjusting net income attributable to HealthSouth for certain non-recurring or unusual items. In 2009, those items included: income from discontinued operations; mark-to-market adjustments on our interest rate swaps that are not designated as hedges and our securities litigation settlement liability; gains resulting from the settlement of certain derivative class action litigation; cash payments related to our interest rate swaps; and an adjustment to normalize income tax expense. The diluted share count is calculated on the same basis as the diluted shares outstanding in our 2009 Form 10-K and includes shares related to the potential conversion of the Company’s convertible perpetual preferred stock, unvested restricted stock, restricted stock units, and stock options. The calculation of normalized earnings per share differs from that of adjusted earnings per share used in our earnings releases and publicly available financial guidance. We believe that the calculation for compensation purposes more accurately represents those matters within the control of management compared to the calculation used in communications with the market.

3 For Senior Management Bonus Plan purposes, free cash flow is calculated by subtracting cash interest expense, cash payments related to our interest rate swaps, and capital expenditures from Adjusted Consolidated EBITDA and then adding or subtracting the change in net working capital, as appropriate. For an explanation and reconciliation of Adjusted Consolidated EBITDA, see the discussion under the heading “Liquidity and Capital Resources—Adjusted Consolidated EBITDA” in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations of our 2009 Form 10-K. For 2009, the calculation of free cash flow for compensation purposes differs from that of adjusted free cash flow used in many of our publicly available investor presentations. We believe that the calculation for compensation purposes more accurately represents those matters within the control of management compared to the calculation used in communications with the market.

		Relative Weighting as a % of Target
Named Executive Officer	Target Cash Incentive Opportunity as a % of Salary	Corporate Quantitative Objectives	Individual Objectives
Jay Grinney	100%	80%	20%
John P. Whittington	60%	80%	20%
Mark J. Tarr	60%	80%	20%
Edmund M. Fay	50%	70%	30%
Dexanne B. Clohan, M.D.	50%	70%	30%

Corporate Quantitative Objectives

The Committee then establishes quantitative objectives for the Company. The 2009 Senior Management Bonus Plan’s quantitative objectives, relative weightings, and completion status as of December 31, 2009 are summarized in the table below.

Corporate Quantitative Goal	Relative Weighting within Corporate Quantitative Bonus	Completion Status
1. Meet or exceed normalized earnings per share target of $0.68.	50%	1. Actual result was $0.91 per share.
2. Meet or exceed free cash flow target of $92.7 million.	50%	2. Actual result was $135.1 million.

Individual Objectives

For each named executive officer, with the exception of Mr. Grinney, we also specify two to four individual, measurable objectives, weighted according to importance. The independent members of the board of directors establish Mr. Grinney’s individual objectives. Mr. Grinney establishes the individual objectives for the other NEOs, subject to review by the Committee. The individual objectives reflect both objectives specific to each NEO’s position and also corporate objectives. A formal assessment of each NEO’s performance against his or her individual objectives is made and approved by the Committee.

The following table describes each of Mr. Grinney’s individual objectives and completion status for 2009.

Strategic Objectives	Completion Status
1. Develop an M&A plan that will permit expansion into complementary, post-acute services in the 2010 - 2011 timeframe.	1. Achieved. Finance Committee and board of directors reviewed plan submitted.
2. Complete development transactions and bed expansion projects in accordance with the 2009 Budget.
2. Partially achieved. All bed expansion projects were completed. The associated aggregate expenses were below budget, but one project did exceed budgeted expenses. All development projects were completed in 2009; however, given the timing of the completions, budgeted EBITDA and net revenue amounts from those projects were not achieved by year end.

3. Ensure the Company is an active participant in any national healthcare reform efforts.	3. Achieved. Served on AHA President’s Forum and Payment Reform Task Force and undertaken leadership role in the Company’s advocacy efforts on Medicare payment bundling initiatives.

Financial/Operational Objectives	Completion Status
1. Meet or exceed budgeted net revenues, Adjusted Consolidated EBITDA and normalized earnings per share.4	1. Achieved. Adjusted Consolidated EBITDA and normalized earnings per share exceeded budgeted amounts, and net revenues were over 99% of the budgeted level.
2. Meet or exceed budgeted debt reduction target.	2. Achieved. Debt reduction exceeded budgeted amounts.

4 See footnotes 2 and 3 above for descriptions of non-GAAP measures used in this objective.

Information Technology Objective	Completion Status
1. Update electronic clinical information system feasibility and complete plan for pilot at one hospital.	1. Achieved. Contracted with third party and execution of pilot is in process.

Human Capital Objectives	Completion Status
1. Assess and, if appropriate, reorganize the senior management team structure.	1. Achieved. Assessment of management structure completed in October with appropriate changes effective January 1, 2010.
2. Maintain our better than average therapist turnover while improving our registered nurse turnover rate by approximately 22%.	2. Achieved. Therapist turnover decreased by approximately 26.2% and registered nurse turnover decreased by approximately 33.1%.
3. Establish a diversity strategy for inclusive vendor selection and engagement of community partner organizations.	3. Achieved. Established a 3-year diversity strategic plan in vendor selection process, strategy and action plan and community partner engagement strategy and action plan.

The individual objectives for each other named executive officer were consistent with, and supportive of, the corporate quantitative and qualitative objectives described in this “Annual Cash Incentives” section and publicly disclosed financial guidance but specifically tailored to the functional responsibilities of that NEO. Accordingly, the ability of each NEO to achieve his or her individual objectives and the targeted results closely mirrored our ability to achieve the corporate quantitative and qualitative objectives, targeted results and publicly disclosed financial guidance. Mr. Grinney attempted to set the individual objectives and target performance levels such that, if an NEO’s performance in each of his or her personal objectives met or exceeded the range of reasonable expectations, no less than 75% of the full award for his or her individual objectives would be earned. Each year, the Committee reviews and comments on the appropriateness of the individual objectives, their relative weighting and their likelihood of achievement.

Assessing Achievement of Corporate Quantitative and Individual Objectives

After the close of the year, the Committee assesses performance against the corporate quantitative and individual objectives for each named executive officer to determine a weighted average result, or the percentage of each NEO’s target incentive that has been achieved, for each of those objectives. To reward exceptional performance, the Committee created an opportunity for the NEOs to receive a “maximum payout level” in the event actual results meet or exceed a predetermined maximum objective for normalized earnings per share and free cash flow. Our maximum payout opportunity is consistent with the maximum payout opportunity that is prevalent in the industry based on research conducted by the Committee’s independent consultant. Conversely, if results attained are less than threshold for a component of the corporate quantitative objectives, then no payout for that component of corporate quantitative objectives occurs.

Outlined in the table below are the payout levels and corresponding payout multipliers for the corporate quantitative objectives in 2009.

Incentive Payout Level	Normalized EPS Results	Free Cash Flow Results	2009 Payout Multiple (% of Target Cash Incentive)
Maximum	≥$0.85	≥ $115.9 million	200%
Target	$0.68	$92.7 million	100%
Threshold	$0.51	$69.5 million	50%
Not eligible	<$0.51	< $69.5 million	0%

It is important to note the following:

•	The performance measures can be achieved independent of each other.

•
As results increase above the threshold, a corresponding percentage of the target cash incentive will be awarded. In other words, levels listed are on a continuum, and straight-line interpolation is used to determine the payout multiple between two payout levels set forth in the table above.

•	For 2009, both normalized earnings per share of $0.91 and free cash flow of $135.1 million exceeded the maximum level for those objectives, so the related payout multiples were 200%.

•
For reference, the respective achievement levels for 2008 were: normalized earnings per share of $0.49, which exceeded the maximum level, and free cash flow of $56.5 million, which was $0.9 below the target level.

The same analysis is used for payout of corporate quantitative objectives for all NEOs. Based on the equal weighting of the two quantitative objectives and each executive’s total incentive opportunity, the table below sets out the bonus payment determinations for each NEO relating to corporate quantitative objectives.

2009 Senior Management Bonus Plan
Payouts for Quantitative Objectives

Named Executive Officer	2009 Target Bonus for EPS Objective (50% of total) ($)	Actual EPS Payout Level	Bonus Payment Based on EPS Results ($)	2009 Target Bonus for FCF Objective (50% of total) ($)	Actual FCF Payout Level	Bonus Payment Based on FCF Results ($)	Total Payout for Quantitative Objectives ($)
Jay Grinney	400,000	200%	800,000	400,000	200%	800,000	1,600,000
John P. Whittington	126,480	200%	252,960	126,480	200%	252,960	505,920
Mark J. Tarr	103,036	200%	206,072	103,036	200%	206,072	412,144
Edmund M. Fay	45,063	200%	90,126	45,063	200%	90,126	180,252
Dexanne B. Clohan, M.D.	56,060	200%	112,120	56,060	200%	112,120	224,240

The cash incentive attributable to individual objectives is determined by multiplying the relative weighting of each NEO’s individual objectives as a percentage of the applicable target cash incentive by the target cash incentive amount by the percentage of the individual objectives achieved by that NEO. For example, Mr. Grinney’s achievement of his individual objectives accounts for 20% of his total target cash incentive ($1,000,000), which would equal $200,000. The Committee and the independent members of the board of directors determined that Mr. Grinney achieved 95% of his individual objectives in 2009, so the related payout was $190,000. For 2009, the Committee concurred with Mr. Grinney as follows: Mr. Whittington achieved 98% of his individual objectives based on an assessment of his overall performance; Mr. Tarr achieved 100% of his individual objectives based on an assessment of his overall performance; Mr. Fay achieved 97% of his individual objectives based on an assessment of his overall performance; Dr. Clohan achieved 100% of her individual objectives based on an assessment of her overall performance. For reference, the respective achievement levels for 2008 were: Mr. Grinney 90%; Mr. Whittington 95%; Mr. Tarr 95%; Mr. Fay 93%; Dr. Clohan 96%.

Qualitative Objectives

The Committee and the board of directors believe that quantitative objectives and results alone do not always provide a complete picture of overall performance. Therefore, once the payout level for quantitative objectives and individual objectives is determined, the Committee then may use achievement of certain qualitative objectives to increase or decrease overall annual incentive payouts as the Committee deems appropriate in its discretion.

Our qualitative objectives for 2009 and their completion status as of December 31, 2009 are summarized in the table below. The Committee made no discretionary adjustments to the 2009 cash incentive payments despite achievement of substantially all of the qualitative objectives. For reference, no discretionary adjustments were made for 2008.

	2009 Qualitative Objectives		Completion Status
1.	Resolve E&Y arbitration and apply proceeds to debt reduction.	1.	Not achieved. Selection of arbitration panel by the AAA took longer than expected. Panel has been seated and the arbitration process has begun.
2.	Implement next phase of the Sales and Marketing TeamWorks module in all hospitals.	2.	Achieved. Implemented next phase of Sales and Marketing TeamWorks.
3.	Successfully complete all non-CON and Approved CON budgeted bed expansion projects on time and on budget.	3.	Partially achieved. All bed expansion projects were completed. The associated aggregate expenditures were below budget, but one project did exceed budgeted expenditures.
4.	Complete budgeted development projects.	4.	Not achieved. All development projects were completed in 2009; however, given the timing of the completions, budgeted EBITDA and net revenue amounts from those projects were not achieved for the year.
5.	Install time clocks in all hospitals and pilot the patient scheduling system.	5.	Achieved. Installed new time clocks in all hospitals and patient scheduling system at two pilot sites.
6.	Complete electronic clinical information system pilot plan for one hospital.	6.	Achieved. Contracted with third party and execution of pilot is in process.
7.	Maintain our better than average therapist turnover while improving our registered nurse turnover rate by approximately 22%.	7.	Achieved. Therapist turnover decreased by approximately 26.2% and registered nurse turnover decreased by approximately 33.1%.
8.	Establish a diversity strategy for inclusive vendor selection process by July 1.	8.	Achieved. Established a 3-year diversity strategic plan in vendor selection process, strategy and action plan.
9.	Establish a diversity strategy for engagement of community partner organizations by October 1.	9.	Achieved. Established a 3-year diversity strategic plan in community partner engagement strategy and action plan.
10.	Fully implement labor productivity module of TeamWorks.	10.	Achieved. Implemented labor productivity module of TeamWorks.
11.	Ensure no material weaknesses in internal controls in 2009.	11.	Achieved. No material weaknesses identified.
12.	Ensure compliance–related risks are identified and addressed.	12.	Achieved. Identified and addressed all compliance–related enterprise risk management risks.

Total Cash Incentive Payments for 2009 Performance

The Committee believes the degree of achievement of the quantitative, individual and qualitative objectives described above strengthened our position in our industry and promoted the long-term interests of our stockholders, and thus warranted the cash incentive payments listed below. The Committee also considered that we significantly exceeded all of the original financial guidance for 2009 provided to the stockholders and we were successful in our strategic objectives set out at the beginning of the year. The Committee, and the independent members of the board of directors with respect to Mr. Grinney, made the incentive determinations at the February 2010 meetings in order to be in a position to evaluate fully our final results for 2009. These amounts were paid in February 2010 and are listed below and in the Summary Compensation Table on page 40.

2009 Senior Management Bonus Plan Payouts

Named Executive Officer	Title	Corporate Quantitative Objective Portion ($)	Individual Objective Portion ($)	Qualitative Objective Adjustment ($)	Total Payout ($)
Jay Grinney	President and Chief Executive Officer	1,600,000	190,000	-	1,790,000
John P. Whittington	Executive Vice President, General Counsel and Secretary	505,920	61,659	-	567,579
Mark J. Tarr	Executive Vice President, Operations	412,144	51,519	-	463,663
Edmund M. Fay	Treasurer and Senior Vice President (acting principal financial officer)	180,252	37,336	-	217,588
Dexanne B. Clohan, M.D.	Chief Medical Officer and Senior Vice President	224,240	48,049	-	272,289

Long-term Equity Incentives

To further align management’s interests with those of stockholders, the Committee has structured a significant component of each named executive officer’s total direct compensation in the form of long-term equity awards. The Committee believes that such grants help retain executives and promote strategic and operational decisions based on considerations that align the long-term interests of management and the stockholders.

Our Equity Incentive Plan provides participants at all officer levels with the opportunity to earn performance-based restricted stock and, for the chief executive officer and the executive vice presidents, stock options, thereby aligning all levels of management with stockholders and placing a significant portion of their total direct compensation “at risk.” Beginning in 2009, all restricted stock for our NEOs is performance-based. During the two-year performance measurement period, these restricted stock grants are deemed to be performance share units, or “PSUs.” The recipients of PSU awards will not have voting rights or rights to receive dividends unless and until restricted stock is earned after measurement period as described below. We believe PSUs are the appropriate primary form of equity incentive because they can be tailored to promote specific performance objectives and they lessen the impact on participants of changes in our stock price not directly related to our performance. However, we believe that stock options, to a lesser degree, remain an appropriate means to align the interests of our most senior executives directly with our stockholders’ interests, regardless of what factors might affect our stock price in the future.

The table below sets out the 2009 equity award opportunity assuming target performance levels (as a percentage of base compensation for each position) and the form of that equity compensation for each of our current NEOs.

Target Equity Award Opportunity and Equity Compensation Mix (by value)

Named Executive Officer	Total Target Equity Award Opportunity	Options as a % of the Award	PSUs as a % of the Award
Jay Grinney	$ 4,000,000	33%	67%
John P. Whittington	$ 718,682	33%	67%
Mark J. Tarr	$ 718,682	33%	67%
Edmund M. Fay	$ 266,500	-	100%
Dexanne B. Clohan, M.D.	$ 253,708	-	100%

Performance Share Unit Awards and Restricted Stock

Prior to 2008, we granted restricted stock awards with three-year vesting schedules subject only to continued employment. In 2008, the Committee determined that, for named executive officers, performance-based vesting conditions for restricted stock awards are appropriate because such awards further align executives’ goals with the interests of stockholders and help ensure that compensation reflects performance. Under the 2008 Equity Incentive Plan, NEOs may be granted PSUs, which entitle the grantee to receive a pre-determined range of restricted shares upon achievement of specified performance objectives. The number of restricted shares earned is determined at the end of a two-year performance period based on the level of achievement of normalized earnings per share5 and total stockholder return6 objectives. The Committee chose these metrics as objectives because they are directly aligned with our stockholders’ interests. Our maximum award opportunity is consistent with the maximum payout opportunity that is prevalent in the industry based on research conducted by Frederic W. Cook & Co. Conversely, if results attained are less than threshold for one of the metrics, then no payout for that metric occurs. These objectives are weighted equally, each accounting for 50% of the total equity award potential. If restricted shares are earned at the end of the two-year performance period, the participant must remain employed until the end of the following year at which time the shares fully vest.

5 For purposes of the 2008 Equity Incentive Plan, normalized earnings per share is calculated on a weighted-average diluted shares outstanding basis by adjusting net income attributable to HealthSouth for certain non-recurring or unusual items. In 2009, those items included: income from discontinued operations; mark-to-market adjustments on our interest rate swaps that are not designated as hedges and our securities litigation settlement liability; gains resulting from the settlement of certain derivative class action litigation; cash payments related to our interest rate swaps; and an adjustment to normalize income tax expense. The diluted share count is calculated on the same basis as the diluted shares outstanding in our 2009 Form 10-K and includes shares related to the potential conversion of the Company’s convertible perpetual preferred stock, unvested restricted stock, restricted stock units, and stock options. The calculation of normalized earnings per share differs from that of adjusted earnings per share used in our earnings releases and publicly available financial guidance. We believe that the calculation for compensation purposes more accurately represents those matters within the control of management compared to the calculation used in communications with the market.

6 For purposes of the 2008 Equity Incentive Plan, total stockholder return is calculated by dividing the sum of the change in share price over the two-year period and the per share amount of dividends paid, if any, by the beginning share price for the measurement period. In each case, the share price used is the average for the 20-day period preceding the measurement date. For grants made in 2008 that have performance evaluation at the end of 2009, the total stockholder return of our ad hoc peer group of healthcare services companies (as described in “Determining Compensation --Assessment of Competitive Compensation Practices” and footnote 1 on page 27) was the benchmark. Beginning with grants made in 2009, the Committee will use the S&P HCSI Index as the benchmark for making total stockholder return performance comparisons under our performance-based restricted stock program.

The total stockholder return objective is a relative measure of our performance compared to a healthcare industry benchmark. In 2009, the Committee began using the S&P Health Care Services Select Industry Index, or “S&P HCSI Index,” as the benchmark for making total stockholder return performance comparisons. The Committee believes the use of the S&P HCSI Index provides a more consistent and reliable data sample and eliminates the administrative difficulty of calculating total stockholder return for the ad hoc group of individual peer companies previously used as a benchmark. The Committee believes that the companies comprising the S&P HCSI Index7 represent a more comprehensive list of healthcare providers that is a better standard against which performance can be measured.

Outlined in the table below are the performance objectives, achievement levels, and corresponding payout multipliers for PSU awards in 2009.

Restricted Stock Achievement Level	Actual 2-Year EPS Performance	Actual 2-Year TSR Performance v. S&P HCSI Index	Payout Multiple (% of Target)
Maximum	$2.22 or greater	75th percentile or greater	200%
Target	$1.78	50th percentile	100%
Threshold	$1.33	30th percentile	50%
Not eligible	Less than $1.33	Less than 30thpercentile	0%

It is important to note the following:

•	The performance measures can be achieved independently of each other.

•
If results attained are less than threshold for one performance measure ($1.33 for normalized earnings per share or the 30th percentile of the S&P HCSI Index for total stockholder return), then no restricted shares are earned for that performance measure in that performance period.

•
As results increase above the threshold, a corresponding percentage of target equity value will be awarded. In other words, levels listed are on a continuum, and straight-line interpolation is used to determine the payout multiple between two payout levels set forth in the table above. For example, if, at the end of the two-year performance period on December 31, 2010, the total stockholder return result is in the 60th percentile of the S&P HCSI Index, then the Company has exceeded the target level (the 50th percentile) by ten percentiles and that difference is 40% of spread between the maximum level and the target level (75th percentile – 50th percentile). On a percentage basis, 40% of the difference between the maximum and target payment multiples (200%-100%) is 40%, so the corresponding payout multiple for total stockholder return is 140%.

7 As of December 31, 2009, the S&P HCSI Index, which is subject to change in the future, includes HealthSouth, Aetna Inc., Amedisys Inc., Amerisourcebergen Corp., Amsurg Corp., Brookdale Senior Living Inc., Cardinal Health Inc., Catalyst Health Solutions Inc., Chemed Corp., Cigna Corp., Community Health Systems Inc., Coventry Health Care Inc., Davita Inc., Emeritus Corp., Express Scripts Inc., Gentiva Health Services Inc., Health Management Associates Inc., Healthways Inc., Henry Schein Inc., Humana Inc., Inventiv Health Inc., Kindred Healthcare Inc., Laboratory Corp. of America Holdings, Lifepoint Hospitals Inc., Lincare Holdings Inc., McKesson Corporation, Medco Health Solutions Inc.,  Mednax Inc., Omnicare Inc., Patterson Companies Inc., Psychiatric Solutions Inc., Quest Diagnostics Inc., Sunrise Senior Living Inc., Tenet Healthcare Corp., Unitedhealth Group Inc., Universal Health Services Inc., VCA Antech Inc., and Wellpoint Inc.

Option Awards

Each stock option permits the holder, generally for a period of ten years, to purchase one share of our common stock at the exercise price, which is the closing market price on the date of issuance. Options generally vest ratably in equal annual increments over three years from the grant date. In 2009, the number of options granted equaled 33% of the total target equity award opportunity for the related NEO divided by the individual option value determined using the Black-Scholes valuation model at the time of grant.

Long-term Incentive Awards in 2009

The Grants of Plan-Based Awards During 2009 table on page 42 sets forth the equity awards made in 2009 along with their estimated fair value on the grant date. The equity awards granted in 2009 will be expensed over a three-year period in accordance with applicable accounting rules.

Equity Grant Timing

The Committee approved the 2009 equity grants at its February meeting. Our practice is to have the independent directors on our board of directors approve equity grants at the February board meeting, based on recommendations of the Committee. The number of shares of common stock underlying the PSU and stock option grants was determined using the average closing price for our common stock over the 20-day trading period preceding February 1, 2009. The stock option grants were not priced and issued until February 27, 2009, three business days after the filing of our Annual Report on Form 10-K for the year ended December 31, 2008. Subsequently, the Committee learned that an outdated Black-Scholes value was used to determine the number of stock options granted. The Committee and the other independent directors on the board approved a supplemental grant on September 2, 2009 for the sole purpose of correcting the prior error in the calculation of the original grant. The Committee recommended, and the independent directors approved, the 2010 equity grants on February 18, 2010, and the stock option grants were priced using the closing price for our common stock on February 26, 2010 and issued on March 1, 2010, the third trading day after the filing of our 2009 Form 10-K. The Committee has adopted a policy of approving equity grants at its February meeting, setting the strike price for the stock option grants as the closing price on the second trading day after the filing of our Form 10-K, and issuing the stock options the following business day.

Changes to Our Compensation Program in 2010

We have adopted no material changes to the compensation program for our named executive officers for 2010. In addition to the updating of the values assigned to our incentive performance objectives, the following changes have been adopted since the end of last year.

Base Salary

For 2010, the Committee increased Mr. Tarr’s salary by $50,000 in an effort to bring his cash compensation up to the 50th percentile of the Towers Watson survey group. Mr. Tarr’s TDC remained within the 50th to 65th percentile range of the Towers Watson survey group. Our other named executive officers did not receive base salary increases.

Annual Cash Incentives

The Committee approved that our NEOs be eligible to receive the same annual incentive award opportunity as a percentage of base salary in 2010 as in 2009. The Committee adopted a modification to the calculation of the free cash flow performance metric under the 2010 Senior Management Bonus Plan. The changes conform the definition of free cash flow used for compensation purposes with that used for the adjusted free cash flow calculations provided in many of our publicly available investor presentations.

Long-term Equity Incentives

For PSU grants made in 2010, the Committee increased the level of performance required for an NEO to achieve the maximum long-term equity incentive award under the total stockholder return objective. We must achieve a total stockholder return for the 2010-2011 measurement period at least equal to the 80th percentile, up from the 75th, of the S&P HCSI Index to achieve the maximum award. The Committee also adopted a policy whereby the number of shares of common stock underlying the PSU and stock option grants will be determined using the average closing price for our common stock over the 20-day trading period preceding the February board meeting at which the awards are approved, rather than the 20-day trading period preceding February 1.

The Committee approved, and the board of directors agreed, that our NEOs, with the exception of Mr. Tarr, be eligible to receive the same long-term equity incentive award opportunities in 2010 as in 2009. Mr. Tarr received a long-term equity incentive award opportunity value of $888,600, assuming achievement of the target performance goals in the 2010-2011 measurement period. The Committee increased Mr. Tarr’s opportunity in an effort to bring his target TDC closer to the 65th percentile of our competitive market in recognition of his continued exceptional performance.

Equity Ownership Guidelines for Management

To further align the interests of our management with those of our stockholders, our senior management recommended, and our board of directors adopted, equity ownership guidelines for senior management and members of the board of directors. For purposes of the guidelines, the value of equity owned includes the value of outstanding shares owned and unvested restricted stock previously granted and the target value of PSUs previously granted but not yet earned. All of our named executive officers and non-employee directors have satisfied the guidelines. Outlined in the table below are the ownership guidelines:

Position	Required Value of Equity Owned
Chief executive officer	5 times annual base salary
Executive vice president	3 times annual base salary
Senior vice president	1.5 times annual base salary
Outside director	2 times base annual retainer

Compensation Recoupment Policy

On November 2, 2009, our board of directors, approved and adopted a senior management compensation recoupment policy applicable to awards granted and bonus compensation paid after January 1, 2010. The policy provides that if the board has, in its sole discretion, determined that any fraud, illegal conduct, intentional misconduct or gross neglect by any officer participating in the senior management bonus plan was a significant contributing factor to our having to restate all or a portion of our financial statements, the board may, to the extent permitted by law and to the extent it determines in its sole judgment that it is in the best interests of HealthSouth to do so:

•	require reimbursement of any bonus or incentive compensation paid to that officer,

•	cause the cancellation of that officer’s restricted or deferred stock awards and outstanding stock options, and

•
require reimbursement of any gains realized on the exercise of stock options attributable to incentive awards, if and to the extent that the amount of that compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to a restatement and the amount of the compensation that would have been awarded to that officer had the financial results been properly reported would have been lower than the amount actually awarded.

Additionally, if an officer is found to have committed fraud or engaged in intentional misconduct in the performance of his or her duties, as determined by a final, non-appealable judgment of a court of competent jurisdiction, and the board determines in its sole judgment that the action caused substantial harm to HealthSouth, the board may, to the extent permitted by law and to the extent it determines in its sole judgment that it is in the best interests of HealthSouth to do so, utilize the remedies set out above.

Perquisites Philosophy

We do not have any perquisite plans or policies in place for our executive officers, except that we pay premiums for group term life insurance and long-term disability insurance for all employees with additional long term disability coverage provided to Mr. Grinney. In general, the board of directors, the Committee, and executive management do not believe such personal benefit plans are necessary for us to attract and retain executive talent. From time to time, officers and directors may be allowed, if space permits, to have family members accompany them on business flights on our aircraft, at no material incremental cost to us.

Severance Arrangements

Executive Severance Plan

The goal of the Executive Severance Plan is to help retain qualified, senior officers whose employment with us is subject to termination under circumstances beyond their control. Our named executive officers and all senior vice presidents are participants in the plan, which is an exhibit to our 2009 Form 10-K filed on February 23, 2010. As a condition to receipt of any payment or benefits under the plan, participating employees must enter into a non-solicitation, non-disclosure, non-disparagement and release agreement. Under the plan, if a participant’s employment is terminated by the participant for good reason, by HealthSouth other than for cause, by HealthSouth by reason of the participant’s disability or as a result of the participant’s death (all defined in the plan), then the participant is entitled to receive a cash severance payment, health benefits, and the other benefits described below. Voluntary retirement is not a payment triggering event. The terms of the plan, including the payment triggering events, were determined by the Committee to be consistent with market data from the Towers Watson’s healthcare industry survey group.

The cash severance payment for our president and chief executive officer would be three times his salary then in effect plus any accrued, but unused, paid time off and accrued, but unpaid, salary. The cash severance payments for our executive vice presidents and senior vice presidents would be two and one times, respectively, the participant’s annual salary then in effect, plus any accrued, but unused, paid time off and accrued, but unpaid, salary. This amount is to be paid in a lump sum within 60 days following the participant’s termination date. In addition, except in the event of termination for cause or resignation for lack of good reason, the participant and the participant’s dependents continue to be covered by all life, healthcare, medical and dental insurance plans and programs, excluding disability, for a period of 36 months for the president and chief executive officer, 24 months for the executive vice presidents and 12 months for senior vice presidents.

Amounts paid under the plan are in lieu of, and not in addition to, any other severance or termination payments under any other plan or agreement with HealthSouth. As a condition to receipt of any payment under the plan, the participant must waive any entitlement to any other severance or termination payment by us, including any severance or termination payment set forth in any employment arrangement with us. Payments under the plan do not include “gross ups” for federal taxes payable on amounts paid under the plan.

Upon the death or disability of a participant under the plan, the termination of a participant without cause, or his or her resignation for good reason, a prorated portion of any equity award subject to time-based vesting only that is unvested as of the effective date of the termination or resignation will automatically vest. If any restricted stock awards are performance-based, the Committee will determine the extent to which the performance goals for such restricted stock have been met and what awards have been earned. The “prorated portion” means a fraction of the award, the numerator of which is the number of months elapsed from the date of grant of such award through the effective date of termination or resignation and the denominator of which is 36.

Change in Control Benefits Plan

The goal of the Change in Control Benefits Plan is to help retain certain qualified, senior officers, maintain a stable work environment and encourage officers to act in the best interest of stockholders if presented with decisions regarding change in control transactions. Our named executive officers and other officers are participants in the plan, which is an exhibit to our 2009 Form 10-K filed on February 23, 2010. As a condition to receipt of any payment or benefits under the plan, participating employees must enter into a non-solicitation, non-disclosure, non-disparagement and release agreement. The terms of the plan, including the definition of a change in control event, were determined to be consistent with healthcare industry market data from the Committee’s and management’s consultants.

Under the Change in Control Benefits Plan, participants are divided into three different tiers as designated by the Committee. Messrs. Grinney, Whittington, and Tarr are Tier 1 participants; Tier 2 is comprised of regional presidents and certain senior vice presidents, including Mr. Fay and Dr. Clohan, with strategic responsibility levels; and Tier 3 includes senior vice presidents with departmental responsibility levels. Upon the occurrence of a change in control as defined in the plan, each outstanding option to purchase common stock held by participants will automatically vest, and, for options granted on or prior to November 4, 2005, the scheduled expiration shall be extended for up to a year. For Tier 1 and 2 participants, all options granted after November 4, 2005 will remain exercisable for three and two years, respectively, following a change in control. Restricted stock that is not performance-based (i.e., time-lapse) and restricted stock units will automatically vest upon the occurrence of a change in control. If the restricted stock is performance-based, the Committee will determine the extent to which the performance goals for such restricted stock have been met and what awards have been earned.

If a participant’s employment is terminated within 24 months following a change in control or within three months of a potential change in control, either by the participant for good reason (as defined in the Change in Control Benefits Plan) or by HealthSouth without cause, then the participant shall receive a lump sum severance payment. Voluntary retirement is not a payment triggering event. For Tier 1 and 2 participants, the lump sum severance is 2.99 times and two times, respectively, the highest base salary in the prior three years plus an average of actual bonuses for the prior three years for the participant. Payments do not include “gross ups” for federal taxes payable on amounts paid under the plan. In addition, except in the event of termination for cause or resignation for lack of good reason, the participant and the participant’s dependents continue to be covered by all life, healthcare, medical and dental insurance plans and programs, excluding disability, for a period of 36 months for Tier 1 participants and 24 months for Tier 2 participants.

Key Executive Incentive Program

In the third quarter of 2005, our chief executive officer developed and recommended the Key Executive Incentive Program to the Committee. This program responded to unusual employee retention needs we were experiencing at that particular point in our Company’s history and served as a means of ensuring management continuity during the Company’s strategic repositioning, which was expected to continue through 2008. Accordingly, this program was structured to keep key members of our management team intact and to be an effective deterrent to officers leaving the Company during our transition phase. The Committee approved the Key Executive Incentive Program and recommended it to the board of directors, which approved the program on November 17, 2005. The program provided incentives to key senior executives in the form of equity awards that vested and cash bonuses that were payable, in each case, through January 2009. Messrs. Workman and Tarr were the only named executive officers participating in the program in 2009. Their incentives are included in the Summary Compensation Table on page 40 and noted in the relevant footnotes.

The equity awards, which were made on November 17, 2005, were one-time special equity grants. The following equity awards were granted under this program: Mr. Workman: 23,923 shares of restricted stock and 15,061 stock options; and Mr. Tarr: 11,164 shares of restricted stock and 7,029 stock options. The stock options have an exercise price equal to $19.35 per share, the fair value of our common stock on the date of grant. The stock options and restricted stock vested according to the following schedule: 25% in January 2007, 25% in January 2008, and the remaining 50% in January 2009. The cash component of the award was an incentive payment payable 25% in January 2007, 25% in January 2008, and the remaining 50% in January 2009. In order for each key executive to receive each installment of the cash award, he or she had to be employed in good standing on a full-time basis at the time of each payment. In considering our future financial obligations, the Committee took into account the timing of payments due, the levels of existing reserves for emergency spending requirements and other factors it deemed relevant.

Summary Compensation Table

The table below shows the compensation of our named executive officers during 2009 for services in all capacities in 2009, 2008 and 2007, except as otherwise indicated. As noted above, Mr. Workman resigned effective November 17, 2009, and at that time, Mr. Fay, our treasurer, became our interim principal financial officer. For a discussion of the various elements of compensation and the related compensation decisions and policies, including the amount of salary and bonus in proportion to total compensation and the material terms of awards reported below, see “Compensation Discussion and Analysis” beginning on page 25. Additional material terms, if any, of each named executive officer’s employment arrangement are discussed under “Employment Arrangements” beginning on page 43.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)

Jay Grinney	2009	1,000,000	-	2,060,150	1,129,683	1,790,000	58,511	6,038,344
President and	2008	1,000,000	-	2,376,593	1,230,890	1,372,800	27,865	6,008,148
Chief Executive Officer	2007	996,080	-	3,161,993	1,521,988	1,120,000	23,636	6,823,697

John L. Workman(6)	2009	509,466	250,000	634,095	342,479	-	359,686	2,095,726
Executive Vice President and	2008	608,184	125,000	443,842	465,896	569,056	22,832	2,234,810
Chief Financial Officer	2007	579,145	131,250	725,488	258,110	463,593	7,750	2,165,336

Edmund M. Fay(7)	2009	256,248	-	205,875	-	217,588	12,902	692,613
Treasurer and Senior Vice President	2008	-	-	-	-	-	-	-
(acting principal financial officer)	2007	-	-	-	-	-	-	-

John P. Whittington	2009	527,000	-	370,575	202,671	567,579	30,320	1,698,145
Executive Vice President, General	2008	525,831	-	310,560	326,596	403,029	20,777	1,586,793
Counsel and Corporate Secretary	2007	516,660	-	451,149	206,488	318,926	7,750	1,500,973

Mark J. Tarr	2009	429,318	175,000	370,575	202,671	463,663	5,745	1,646,972
Executive Vice President,	2008	426,760	89,950	310,560	326,596	328,325	4,983	1,487,174
Operations	2007	366,583	85,050	139,140	206,488	242,817	3,236	1,043,314

Dexanne B. Clohan, M.D. (8)	2009	318,782	-	195,993	-	272,289	9,207	796,271
Chief Medical Officer and	2008	306,604	76,757	178,448	-	198,830	13,799	774,438
Senior Vice President	2007	-	-	-	-	-	-	-

(1)
For Messrs. Workman and Tarr, the amounts shown in this column represent retention bonuses under the Key Executive Incentive Program described in more detail on page 39.  For Dr. Clohan, the amount shown in this column represents a relocation bonus. Amounts shown in this column for 2008 and 2007 were previously reported in the “All Other Compensation” column.

(2)
For 2008 and 2009, all stock awards, except for Dr. Clohan’s $89,485 award of restricted stock in 2008 subject to time vesting only, were performance share units, or PSUs, and the corresponding values listed in this column are the grant date fair values computed in accordance with ASC 718, assuming the most probable outcome of the performance conditions as of the grant date. For 2007, all stock awards were shares of restricted stock subject to time vesting only. All of the values in this column are consistent with the estimate of aggregate compensation expense to be recognized over the applicable vesting period, excluding any adjustment for forfeitures. The assumptions used in the valuations are discussed under the heading “Critical Accounting Policies - Share-Based Payments” in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, of our 2009 Form 10-K. Amounts reported for 2008 and 2007 have been recalculated from prior year disclosures in accordance with ASC 718 and SEC rules.

Values reported for PSU awards reflect the value at target performance, which we’ve determined is the most probable outcome. Mr. Workman forfeited all PSU awards reported for 2009 upon his voluntary resignation. The value of these awards at the varying performance levels for our current NEOs is set forth in the table below.

Name	Year	Threshold Performance Value ($)	Target Performance Value ($)	Maximum Performance Value ($)

Jay Grinney	2009	1,030,075	2,060,150	4,120,300
	2008	1,188,296	2,376,593	4,753,186

Edmund M. Fay	2009	102,938	205,875	411,750

John P. Whittington	2009	185,288	370,575	741,150
	2008	155,280	310,560	621,120

Mark J. Tarr	2009	185,288	370,575	741,150
	2008	155,280	310,560	621,120

Dexanne B. Clohan, M.D.	2009	97,997	195,993	391,986
	2008	44,481	88,963	177,925

(3)
The values of option awards listed in this column are the grant date fair values computed in accordance with ASC 718 as of the grant date. All of the values in this column are consistent with the estimate of aggregate compensation expense to be recognized over the three-year vesting period, excluding any adjustment for forfeitures. The assumptions used in the valuations are discussed under the heading “Critical Accounting Policies - Share-Based Payments” in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, of our 2009 Form 10-K. Amounts reported for 2008 and 2007 have been recalculated from prior year disclosures in accordance with ASC 718 and SEC rules.

(4)	For 2009, the amounts shown in this column comprise bonuses paid in 2010 under our 2009 Senior Management Bonus Plan.

(5)
For Mr. Grinney, the amount shown in this column for 2009 includes (a) Company paid premiums for long-term disability insurance ($27,357) and (b) Company paid non-qualified 401(k) match ($31,154). For Mr. Workman, the amount shown in this column for 2009 includes (a) Company paid qualified 401(k) match ($8,250), (b) Company paid non-qualified 401(k) match ($38,185), (c) accrued but unused paid time off paid upon termination ($63,251) and (d) a cash payment ($250,000) as consideration for execution of a non-disclosure, non-competition, and a non-solicitation agreement in connection with his resignation paid after the filing of the 2009 Form 10-K. For Mr. Fay, the amount shown in this column for 2009 includes (a) Company paid qualified 401(k) match ($8,250) and (b) Company paid non-qualified 401(k) match ($4,652). For Mr. Whittington, the amount shown in this column for 2009 includes (a) Company paid qualified 401(k) match ($8,250) and (b) Company paid non-qualified 401(k) match ($22,070). For Mr. Tarr, the amount shown in this column for 2009 includes Company paid qualified 401(k) match ($5,745). For Dr. Clohan, the amount shown in this column for 2009 includes (a) Company paid qualified 401(k) match ($7,054) and (b) Company paid non-qualified 401(k) match ($2,153).

For SEC purposes, the cost of personal use of the Company aircraft is calculated based on the incremental cost to us. To determine the incremental cost, we calculate the variable costs based on usage which include fuel costs on a per mile basis, plus any direct trip expenses such as on-board catering, landing/ramp fees, crew hotel and meal expenses, and other miscellaneous variable costs. Since Company-owned aircraft are used almost exclusively for business travel, the calculation method excludes the costs which do not change based on incremental non-business usage, such as pilots’ salaries, aircraft leasing expenses and the cost of maintenance not related specifically to trips.

Occasionally, our executives are accompanied by guests on the corporate aircraft for personal reasons when there is available space on a flight being made for business reasons. There is no incremental cost associated with that use of the aircraft, except for a pro rata portion of catering expenses and our portion of employment taxes attributable to the income imputed to that executive for tax purposes.

(6)
Mr. Workman voluntarily resigned from the Company effective November 17, 2009. Mr. Workman forfeited all equity awards reported for 2009 upon his voluntary resignation, and he was not eligible to receive any cash incentives under the 2009 Senior Management Bonus Plan.

(7)	Mr. Fay was not a named executive officer in 2007 or 2008. He became the acting principal financial officer effective as of Mr. Workman’s resignation.

(8)	Dr. Clohan was not a named executive officer in 2007.

Grants of Plan-Based Awards During 2009

		Date of Board Approval of Grant	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Unit (#)	All Other Option Awards: Number of Securities Underlying Options(6) (#)	Exercise or Base Price of Option Awards ($/SH)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date		Threshold (3) ($)	Target (4) ($)	Maximum (5) ($)	Threshold (#)	Target (#)	Maximum (#)
Jay Grinney
Annual Incentive			400,000	1,000,000	1,800,000	-	-	-	-	-	-	-
PSU	2/27/2009	2/19/2009	-	-	-	125,085	250,170	500,340	-	-	-	2,060,150
Stock options	2/27/2009	2/19/2009	-	-	-	-	-	-	-	184,490	7.85	698,405
Stock options	9/2/2009	9/2/2009	-	-	-	-	-	-	-	58,810	14.95	431,278
John L. Workman(7)
Annual Incentive			214,141	428,281	770,906	-	-	-	-	-	-	-
PSU	2/27/2009	2/19/2009	-	-	-	38,500	77,000	154,000	-	-	-	634,095
Stock options	2/27/2009	2/19/2009	-	-	-	-	-	-	-	55,929	7.85	211,725
Stock options	9/2/2009	9/2/2009	-	-	-	-	-	-	-	17,830	14.95	130,754
Edmund M. Fay
Annual Incentive			57,938	128,750	218,875	-	-	-	-	-	-	-
PSU	2/27/2009	2/19/2009	-	-	-	12,500	25,000	50,000	-	-	-	205,875
John P. Whittington
Annual Incentive			158,100	316,200	569,160	-	-	-	-	-	-	-
PSU	2/27/2009	2/19/2009	-	-	-	22,500	45,000	90,000	-	-	-	370,575
Stock options	2/27/2009	2/19/2009	-	-	-	-	-	-	-	33,100	7.85	125,303
Stock options	9/2/2009	9/2/2009	-	-	-	-	-	-	-	10,550	14.95	77,368
Mark J. Tarr
Annual Incentive			128,795	257,591	463,663	-	-	-	-	-	-	-
PSU	2/27/2009	2/19/2009	-	-	-	22,500	45,000	90,000	-	-	-	370,575
Stock options	2/27/2009	2/19/2009	-	-	-	-	-	-	-	33,100	7.85	125,303
Stock options	9/2/2009	9/2/2009	-	-	-	-	-	-	-	10,550	14.95	77,368
Dexanne B. Clohan, M.D.
Annual Incentive			72,077	160,170	272,289	-	-	-	-	-	-	-
PSU	2/27/2009	2/19/2009	-	-	-	11,900	23,800	47,600	-	-	-	195,993

(1)
The payments described in the three columns below are cash amounts provided for by our 2009 Senior Management Bonus Plan as discussed under “Annual Cash Incentives” beginning on page 29. Final payments under the 2009 program were calculated and paid in February 2010 and are reflected in the Summary Compensation Table on page 40 under the heading “Non-Equity Incentive Plan Compensation.”

(2)
Awards which are designated as PSU in the first column of this table are performance share units granted under our 2008 Equity Incentive Plan that is described on page 48. As described in “Performance Share Unit Awards and Restricted Stock” beginning on page 34, these awards vest and shares are earned based upon the level of attainment of performance objectives for the two-year period from January 1, 2009 ending December 31, 2010 and a one year time-vesting requirement ending December 31, 2011. Each of the threshold, target and maximum share numbers reported in the three columns assume that both performance objectives (normalized earnings per share and total stockholder return) are achieved at that respective level. Upon a change in control, the Committee will determine the extent to which the performance goals for PSUs have been met and what awards have been earned.

(3)
The threshold amounts in this column assume: (i) that the Company reached only threshold achievement on each of the quantitative objectives, (ii) that none of the individual objectives were achieved, resulting in payment of the minimum quantitative portion of the bonus, and (iii) that the board did not adjust the bonus based on qualitative objectives. Thus, we would apply the NEO’s corporate quantitative objectives percentage (which, for Mr. Grinney as an example, would be 80%) to the target bonus dollar amount. Then, following the procedures discussed under “Assessing Achievement of Corporate Quantitative and Individual Objectives” beginning on page 31, we would multiply this amount by 50% (the threshold payout multiple) to arrive at the amount payable for threshold achievement of the quantitative objectives. No amount would be payable from the amount allocated to achievement of individual objectives.

(4)
The target payment amounts in this column assume: (i) that the Company achieved exactly 100% of each of the quantitative objectives, (ii) that all of the individual objectives were achieved, and (iii) that the board did not adjust the bonus based on qualitative objectives. The target amount payable for each NEO is his or her base salary multiplied by this target cash incentive percentage, see table under “Relative Weightings for Objectives” beginning on page 29.

(5)
The maximum payment amounts in this column assume: (i) that the Company achieved at or above the maximum achievement level of each of the quantitative objectives, (ii) that all of the individual objectives were achieved, and (iii) that the board did not adjust the bonus based on qualitative objectives. Thus, we would apply the NEO’s corporate quantitative objectives percentage (which, for Mr. Grinney as an example, would be 80%) to the target bonus dollar amount. Then, following the procedures discussed under “Assessing Achievement of Corporate Quantitative and Individual Objectives” on beginning page 31, we would multiply this amount by 200% (the maximum payout multiple) to arrive at the amount payable for maximum achievement of the quantitative objectives. Then, we would add 100% of the amount allocated to achievement of individual objectives to arrive at the final bonus payout. Because the board of directors has sole discretion over whether and in what amounts qualitative portions of bonuses will be paid, it is not possible for these reported maximums to include an estimate for the qualitative component.

(6)
All stock option grants in 2009 were made under our 2008 Equity Incentive Plan that is described on page 48. These option awards will vest, subject to the officer’s continued employment with the Company, in three equal annual installments beginning on the first anniversary of grant; a change in control of the Company will also cause these options to immediately vest in full.

(7)
Mr. Workman voluntarily resigned from the Company effective November 17, 2009. Mr. Workman forfeited all equity awards reported for 2009 upon his voluntary resignation, and he was not eligible to receive any cash incentives under the 2009 Senior Management Bonus Plan.

Employment Arrangements

Letter of Understanding with Jay Grinney

On May 3, 2004, we entered into an employment agreement with Mr. Grinney pursuant to which he was employed as president and chief executive officer. In May of 2007, the base term of Mr. Grinney’s employment agreement expired. On October 31, 2007, HealthSouth entered into a letter of understanding with Mr. Grinney effective for the period of May 1, 2007 to December 31, 2010. Pursuant to the terms of the letter of understanding, Mr. Grinney will receive an annual base salary of $1,000,000, subject to annual adjustments as determined by the Committee, and an annual bonus based on both the performance of HealthSouth and his personal performance. He also will be entitled to participate in and receive benefits under certain insurance, benefit and other plans as may be in effect from time to time on such terms as are offered to our senior executive officers. Such plans include, but are not limited, to paid time off, medical, life insurance, 401(k), disability insurance, and incentive and equity compensation plans.

In considering the terms of the letter of understanding, the Committee reviewed comparative compensation data for healthcare companies with similar revenues provided by the Committee’s compensation consultant and determined that Mr. Grinney’s compensation was below the competitive level (50th to 65th percentile of the companies in the survey). Accordingly, under the letter of understanding, we granted to Mr. Grinney 97,403 shares of restricted stock pursuant to our 1998 Restricted Stock Plan which will vest on May 1, 2010, provided (1) Mr. Grinney is employed by us on such date and (2) the performance condition that our stock must reach a closing price of $24.00 per share for a period of at least 20 consecutive days during the term of the restrictions has been satisfied. The letter of understanding also provides that Mr. Grinney shall be entitled to participate in the ongoing and other long-term awards and programs on the same basis as other senior executives.

The letter of understanding also provides that Mr. Grinney’s rights upon termination of his employment during the term of the letter of understanding will be governed by the terms of the letter of understanding and the Executive Severance Plan and the Change in Control Benefits Plan, which are described beginning on page 37. Notwithstanding any amendments to the Executive Severance Plan and the Change in Control Benefits Plan, if Mr. Grinney’s employment terminates during the term of the letter of understanding, he will be entitled to the payments and benefits provided under the current Executive Severance Plan or Change in Control Benefits Plan, as applicable. Upon termination, his outstanding equity awards will be treated in substantially the manner described under “Executive Severance Plan” beginning on page 37. Mr. Grinney’s entitlement to payments and benefits under the Executive Severance Plan and Change in Control Benefits Plan is contingent upon his compliance with the post-termination restrictive covenants described below.

The letter of understanding also contains certain (1) non-competition provisions which are effective throughout the term of Mr. Grinney’s employment and for a period of 24 months thereafter unless termination is for cause or as a result of disability, in which case such provisions shall remain in effect for a period of 12 months, and (2) non-interference and non-solicitation provisions which are effective throughout the term of Mr. Grinney’s employment and for a period of 36 months thereafter.

For purposes of Mr. Grinney’s letter of understanding, “cause,” “good reason” and “change in control” have the meanings as defined in the Executive Severance Plan and the Change in Control Plan which are exhibits to our 2009 Form 10-K filed on February 23, 2009.

Tax Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the tax deductibility of compensation paid to certain other highly compensated executive officers in excess of $1 million in the year the compensation becomes taxable to the executive. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements. The Committee considers the impact of this rule when developing and implementing our executive compensation program. Annual incentive awards, performance-based awards and stock options are designed to meet the deductibility requirements. Although the Committee does design certain components of its executive compensation program to seek full deductibility, the Committee believes that the interests of stockholders are best served by not restricting the Committee’s discretion and flexibility in crafting compensation programs, even though such programs may result in certain non-deductible compensation expenses. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m) of the Code. Amounts paid under any of our compensation programs, including salaries, bonuses and grants of restricted stock and restricted stock units, may not qualify as performance-based compensation that is excluded from the limitation on deductibility. However, all compensation amounts for 2009 were tax deductible.

Potential Payments upon Termination of Employment

The following table describes the potential payments and benefits under the Company’s compensation and benefit plans and arrangements to which the named executive officers currently employed with us would be entitled upon termination of employment by us without “cause” or by the executive for “good reason,” as well as by us for “cause,” as those terms are defined in the applicable plans and arrangements. For additional discussion of the material terms and conditions, including payment triggers, see “Executive Severance Plan” beginning on page 37 and “Change in Control Benefits Plan” beginning on page 38 and “Letter of Understanding with Jay Grinney” beginning on page 43. An executive cannot receive termination benefits under more than one of the plans or arrangements identified below. Assume triggering events set forth below occur on December 31, 2009. The closing price of our common stock on that day was $18.77.

Name	Lump Sum Payment ($)	Continuation of Insurance Benefits ($)	Acceleration of Equity Awards ($)(1)	Total Termination Benefits ($)
Jay Grinney
Executive Severance Plan/Letter of Understanding
Without Cause/For Good Reason	$3,000,000	$15,433	$5,599,133	$8,614,566
Disability	$3,000,000	$15,433	$10,960,361	$13,975,794
Death	$3,000,000	$15,433	$10,960,361	$13,975,794
For Cause	$0	$0	$0	$0
Change in Control Benefits Plan	$6,237,015	$15,433	$12,180,739	$18,433,188
John L. Workman(2)
Executive Severance Plan	–	–	–	–
Without Cause/For Good Reason	–	–	–	–
Disability	–	–	–	–
Death	–	–	–	–
For Cause	–	–	–	–
Change in Control Benefits Plan	–	–	–	–
Edmund M. Fay
Executive Severance Plan
Without Cause/For Good Reason	$257,500	$3,239	$635,382	$896,121
Disability	$257,500	$3,239	$635,382	$896,121
Death	$257,500	$3,239	$635,382	$896,121
For Cause	$0	$0	$0	$0
Change in Control Benefits Plan	$831,650	$6,478	$675,720	$1,513,848
John P. Whittington
Executive Severance Plan
Without Cause/For Good Reason	$1,054,000	$7,854	$1,563,833	$2,625,687
Disability	$1,054,000	$7,854	$1,563,833	$2,625,687
Death	$1,054,000	$7,854	$1,563,833	$2,625,687
For Cause	$0	$0	$0	$0
Change in Control Benefits Plan	$2,456,241	$11,781	$1,794,824	$4,262,845
Mark J. Tarr
Executive Severance Plan
Without Cause/For Good Reason	$858,636	$12,491	$1,563,833	$2,434,960
Disability	$858,636	$12,491	$1,563,833	$2,434,960
Death	$858,636	$12,491	$1,563,833	$2,434,960
For Cause	$0	$0	$0	$0
Change in Control Benefits Plan	$2,143,547	$18,737	$1,794,824	$3,957,107
Dexanne B. Clohan, M.D.
Executive Severance Plan
Without Cause/For Good Reason	$320,340	$3,764	$613,336	$937,440
Disability	$320,340	$3,764	$613,336	$937,440
Death	$320,340	$3,764	$613,336	$937,440
For Cause	$0	$0	$0	$0
Change in Control Benefits Plan	$932,777	$7,529	$653,196	$1,593,502

(1)
The value of the acceleration of equity award vesting listed in this column has been determined based on the dollar amount to be recognized for financial statement reporting purposes upon vesting of the awards as of December 31, 2009 in accordance with ASC 718. The assumptions used in the valuation are discussed under the heading “Critical Accounting Policies - Share-Based Payments” in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, of our 2009 Form 10-K.

(2)
Mr. Workman resigned effective November 17, 2009. Voluntary resignation is not a triggering event under any of our benefit plans or arrangements. Pursuant to, and as consideration for, a non-disclosure, non-competition, and a non-solicitation agreement entered into on November 23, 2009 in connection with his resignation, we paid Mr. Workman a cash payment ($250,000) after filing the 2009 Form 10-K.

The amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. The “Lump Sum Payment” column in the above table includes the estimated payments provided for under the “Executive Severance Plan” beginning on page 37 and the “Change in Control Benefits Plan” beginning on page 38. The lump sum payments due in the event of terminations “for cause” represent the cash value of accrued but unused paid time off. As explained in “Letter of Understanding with Jay Grinney” beginning on page 43, Mr. Grinney’s letter of understanding provides that his rights upon termination of his employment during the term of the letter of understanding will be governed by the terms of the Executive Severance Plan and Change in Control Benefits Plan as well. Mr. Grinney’s arrangement contains certain restrictive provisions regarding non-competition (24 months), non-interference (36 months), non-solicitation (36 months), and confidentiality (indefinite) that survive termination.

Outstanding Equity Awards at December 31, 2009

	Option Awards(1)					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
Name	Exercisable	Unexercisable
Jay Grinney	200,000	–	–	26.05	5/8/2014	20,000	375,400	194,161	3,644,402
	130,000	–	–	26.85	3/23/2015	97,403	1,828,254	500,340	9,391,382
	150,000	–	–	26.55	2/23/2016	–	–	–	–
	86,667	43,333	–	23.19	3/2/2017	–	–	–	–
	56,847	113,693	–	16.27	2/28/2018	–	–	–	–
	–	184,490	–	7.85	2/27/2019	–	–	–	–
	–	58,810	–	14.95	9/2/2019	–	–	–	–
John L. Workman(7)	11,000	–	–	25.25	2/15/2010	–	–	–	–
	22,000	–	–	26.85	2/15/2010	–	–	–	–
	15,061	–	–	19.35	2/15/2010	–	–	–	–
	22,000	–	–	26.55	2/15/2010	–	–	–	–
	16,667	–	–	23.19	2/15/2010	–	–	–	–
	21,517	–	–	16.27	2/15/2010	–	–	–	–
Edmund M. Fay	–	–	–	–	–	3,666	68,811	7,268	136,420
	–	–	–	–	–	–	–	50,000	938,500
John P. Whittington	4,333	–	–	25.10	10/19/2016	6,000	112,620	25,372	476,232
	13,334	6,666	–	23.19	3/2/2017	–	–	90,000	1,689,300
	15,084	30,166	–	16.27	2/28/2018	–	–	–	–
	–	33,100	–	7.85	2/27/2019	–	–	–	–
	–	10,550	–	14.95	9/2/2019	–	–	–	–
Mark J. Tarr	3,000	–	–	24.38	2/28/2010	6,000	112,620	25,372	476,232
	4,000	–	–	69.38	1/4/2011	–	–	90,000	1,689,300
	3,800	–	–	54.50	2/4/2012	–	–	–	–
	8,000	–	–	16.00	2/14/2013	–	–	–	–
	11,000	–	–	22.00	3/5/2014	–	–	–	–
	11,000	–	–	26.85	3/23/2015	–	–	–	–
	7,029	–	–	19.35	11/17/2015	–	–	–	–
	12,000	–	–	26.55	2/23/2016	–	–	–	–
	13,334	6,666	–	23.19	3/2/2017	–	–	–	–
	15,084	30,166	–	16.27	2/28/2018	–	–	–	–
	–	33,100	–	7.85	2/27/2019	–	–	–	–
	–	10,550	–	14.95	9/2/2019	–	–	–	–
Dexanne B. Clohan, M.D.	9,000	–	–	23.35	4/24/2016	3,666	68,811	7,268	136,420
	8,000	4,000	–	23.19	3/2/2017	–	–	47,600	893,452

(1)
All options shown above, other than options with expiration dates of November 17, 2015 or expiration dates prior to 2014, vest in three equal annual installments beginning on the first anniversary of the grant date. Options with expiration dates of November 17, 2015 were granted under the Company’s Key Executive Incentive Program and vest according to the following schedule: 25% on January 1, 2007, 25% on January 1, 2008, and the remaining 50% on January 1, 2009. Options with expiration dates prior to 2014 vest in four equal annual installments beginning on the first anniversary of the grant date. All per share amounts have been adjusted for the five-for-one reverse stock split that became effective on October 25, 2006.

(2)
The expiration date of each option occurs 10 years after the grant date of each option. On February 15, 2010, all of Mr. Workman’s remaining vested but unexercised stock options expired pursuant to the terms of the applicable plans.

(3)	All time-based restricted stock awards shown in this column vest in three equal annual installments beginning on the first anniversary of the grant date.

(4)	The market value calculation is as of December 31, 2009 and uses the closing price on that date, $18.77.

(5)
The PSU awards shown in this column are contingent upon the level of attainment of performance goals for the two-year period from January 1 of the year in which the grant is made. The determination of whether and to what extent the PSU awards are achieved will be made following the close of the two-year period. The first amount for each officer in this column represents the number of shares earned over the 2008-2009 performance period but not determined until February 2010.  The second amount for each officer in this column represents the number of shares to be earned assuming achievement of maximum performance on both the normalized earnings per share and total stockholder return objectives. The actual number of restricted shares earned at the end of the 2009-2010 performance period may differ.

(6)	The market value reported was calculated by multiplying the closing price of the Company’s common stock on December 31, 2009 by the number of shares set forth in the preceding column.

(7)	Mr. Workman resigned effective November 17, 2009. All unvested options and stock awards expired upon resignation. Vested but unexercised options expire 90 days following his resignation.

Options Exercised and Stock Vested in 2009

The following table sets forth, as of December 31, 2009, information concerning the exercise of options and the vesting of shares for our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Jay Grinney	*	*	20,000	194,600
John L. Workman	*	*	22,961	238,123
Edmund M. Fay	*	*	1,834	14,397
John P. Whittington	*	*	12,000	208,320
Mark J. Tarr	*	*	11,581	119,548
Dexanne B. Clohan, M.D.	*	*	1,834	14,397

*      Did not exercise any stock options in 2009.

Equity Compensation Plans

The following table sets forth, as of December 31, 2009, information concerning compensation plans under which our securities are authorized for issuance. The table does not reflect grants, awards, exercises, terminations, or expirations since that date. All share amounts and exercise prices have been adjusted to reflect stock splits that occurred after the date on which any particular underlying plan was adopted, to the extent applicable.

	Securities to be Issued Upon Exercise		Weighted Average Exercise Price(1)	Securities Available for Future Issuance
Plans Approved by Stockholders	3,621,090		$22.48	5,233,564
Plans Not Approved by Stockholders	2,108,917	(2)	23.22	1,200,300	(3)
Total	5,730,007		$24.89	6,433,864

(1)	This calculation does not take into account awards of restricted stock, restricted stock units, or performance share units.

(2)
This amount includes (a) 69,600 and 1,288,471 shares issuable upon exercise of stock options outstanding under the 2002 Non-Executive Stock Option Plan and the 2005 Equity Incentive Plan, respectively, (b) 112,436 restricted stock units issued under the 2004 Amended and Restated Director Incentive Plan, and (c) 638,140 restricted stock shares issuable under the 2005 Equity Incentive Plan in the event that performance objectives are met at the end of 2009 (354,285 of which were issued in February 2010).

(3)	These shares are available for issuance under the 2002 Non-Executive Stock Option Plan described below, but there is no intention to issue any awards under that plan in the future.

2008 Equity Incentive Plan

The 2008 Equity Incentive Plan, or the “2008 Plan,” provides for the grant of stock options, restricted stock, stock appreciation rights, deferred stock, and other stock-based awards to our directors, executives and other key employees as determined by the board of directors or the Committee in accordance with the terms of the plan and evidenced by an award agreement with each participant.

The 2008 Plan has no expiration date. Any awards outstanding under the 2008 Plan at the time of its termination will remain in effect in accordance with their terms. The aggregate number of shares of common stock available for issuance under the 2008 Plan is six million shares, subject to equitable adjustment upon a change in capitalization of the Company or the occurrence of certain transactions affecting the common stock reserved for issuance under the plan. Any awards under the 2008 Plan must have a purchase price or an exercise price not less than the fair market value of such shares of common stock on the date of grant. Unless otherwise determined by the board of directors or as provided in an award agreement, upon a Change in Control (as defined in the 2008 Plan which is filed as an appendix to our Definitive Proxy Statement on Schedule 14A filed on March 27, 2008) of the Company, the vesting of all outstanding awards will accelerate.

Notwithstanding the foregoing, no option may be exercised and no shares of stock may be issuable pursuant to other awards under the 2008 Plan until we comply with our reporting and registration obligations under the federal securities laws, unless an exemption from registration is available with respect to such shares.

1998 Restricted Stock Plan

The 1998 Restricted Stock Plan, or the “1998 Plan,” provided for the grant of restricted common stock to our executives and other key employees. The 1998 Plan expired in May 2008 and was replaced by the 2008 Equity Incentive Plan. Some awards remain outstanding. Awards made under the 1998 Plan generally vest over a three-year requisite service period, although the Committee generally had discretion to determine the restrictions for each award. Fair value was determined by the market price of our common stock on the grant date. Awards granted under the 1998 Plan at the time of its termination shall continue in effect in accordance with their terms and conditions and those of the 1998 Plan.

2004 Amended and Restated Director Incentive Plan

The 2004 Amended and Restated Director Incentive Plan, or the “2004 Plan,” provided for the grant of common stock, awards of restricted common stock and the right to receive awards of common stock, which we refer to as “restricted stock units,” to our non-employee directors. The 2004 Plan expired in March 2008 and was replaced by the 2008 Equity Incentive Plan. Some awards remain outstanding. Awards granted under the 2004 Plan at the time of its termination shall continue in effect in accordance with their terms and conditions and those of the 2004 Plan. The 2004 Plan’s vesting provisions provide that, for restricted stock awards, one-third of the shares of restricted stock acquired under each grant shall vest, and thus the forfeiture provisions shall lapse, on January 1 of each year following the date of the grant. Awards of restricted stock units are fully vested when awarded and will be settled in shares of common stock on the six-month anniversary of the date on which the director ceases to serve on the board of directors, subject to certain change in control provisions. Restricted stock units may not be transferred. Restricted stock is subject to transfer restrictions during the course of the applicable director’s term and for a period of twelve months thereafter. Each of the vesting and holding provisions applicable to grants under the 2004 Plan are subject to the exceptions applicable to certain change in control events and the termination of the recipient’s service as a HealthSouth director. Subject to certain exceptions set forth in the 2004 Plan, awards are protected against dilution upon the issuance of stock dividends and in the event of a stock split, recapitalization or other major corporate restructuring and are forfeitable upon termination of the recipient’s services as a HealthSouth director.

2005 Equity Incentive Plan

The 2005 Equity Incentive Plan, or the “2005 Plan,” provided for the grant of stock options, restricted stock, stock appreciation rights, deferred stock, and other stock-based awards to our directors, executives and other key employees as determined by the board of directors or the Committee in accordance with the terms of the 2005 Plan and evidenced by an award agreement with each participant. The 2005 Plan expired in November 2008 and was replaced by the 2008 Equity Incentive Plan. Some awards remain outstanding. Awards granted under the 2005 Plan at the time of its termination shall continue in effect in accordance with their terms and conditions and those of the 2005 Plan. The outstanding awards under the 2005 Plan have a purchase price or an exercise price not less than the fair market value of such shares of common stock on the date of grant. Unless otherwise determined by the board of directors or as provided in an award agreement, upon a “change in control” (as defined in the 2005 Plan which is filed as an exhibit to our Current Report on Form 8-K, filed on November 21, 2005) of the Company, the vesting of all outstanding awards will accelerate.

2002 Non-Executive Stock Option Plan

The 2002 Non-Executive Stock Option Plan, the “2002 Plan,” provides for the grant of nonqualified options to purchase shares of our common stock to our employees who are not directors or executive officers. The 2002 Plan has no expiration date. Any awards outstanding under the 2002 Plan at the time of its termination will remain in effect in accordance with their terms. The 2002 Plan covers a maximum of 1.3 million shares of our common stock. The terms and conditions of the options, including exercise prices and the periods in which options are exercisable, generally are at the discretion of the Committee. However, no options are exercisable beyond ten years from the date of grant and granted options generally vest in periods of up to five years depending on the type of award granted.

Deferred Compensation

Retirement Investment Plan

Effective January 1, 1990, we adopted the HealthSouth Retirement Investment Plan, or the “401(k) Plan,” a retirement plan intended to qualify under Section 401(k) of the Code. The 401(k) Plan is open to all of our full-time and part-time employees who are at least 21 years of age. Eligible employees may elect to participate in the 401(k) Plan as of the first day of employment.

Under the 401(k) Plan, participants may elect to defer up to 100% of their annual compensation (W-2 compensation excluding certain reimbursements, stock awards, and perquisites), subject to nondiscrimination rules under the Code. The deferred amounts may be invested among various investment vehicles, which do not include our common stock, managed by unrelated third parties. We will match a minimum of 50% of the amount deferred by each participant, up to 6% of such participant’s total compensation (subject to nondiscrimination rules under the Code), with the matched amount also directed by the participant. Participants are fully vested in their compensation deferrals. Matching contributions become fully vested after the completion of three years of service.

Generally, amounts contributed to the 401(k) Plan will be paid on a termination of employment, although in-service withdrawals may be made upon the occurrence of a hardship or the attainment of age 59.5. Distributions will be made in the form of a lump sum cash payment unless the participant is eligible for and elects a direct rollover to an eligible retirement plan.

Nonqualified Deferred Compensation Plan

We adopted a nonqualified deferred compensation plan, the HealthSouth Corporation Nonqualified 401(k) Plan, or the “NQ Plan,” effective March 1, 2008 in order to allow deferrals above what is limited by the IRS. All of our Named Executive Officers are eligible to participate in the NQ Plan, the provisions of which follow the 401(k) Plan.

Our named executive officers and other eligible employees may elect to defer from 1% and 100% percent of compensation (W-2 compensation excluding certain reimbursements, stock awards, and perquisites) to the NQ Plan. We will make an employer matching contribution to the NQ Plan equal to 50% of the first 6% of the participant’s deferral contributions less any employer matching contributions made on the participant’s behalf under the 401(k) Plan. In addition, we may elect to make a discretionary contribution to the NQ Plan with respect any participant. We did not elect to make any discretionary contributions to the NQ Plan for 2009. All deferral contributions made to the NQ Plan are fully vested when made and are credited to a separate bookkeeping account on behalf of each participant. Employer matching contributions vest once the participant has completed three years of service.

Deferral contributions will generally be distributed, as directed by the participant, upon either a termination of service or the occurrence of a specified date. Matching and discretionary contributions are distributed upon termination of service. Distributions may also be elected by a participant in the event of an unforeseen emergency in which case participation in the NQ Plan will be suspended. Distributions will be made in cash in the form of a lump sum payment or annual installments over a two to fifteen year period, as elected by the participant. Any amounts that are payable from the NQ Plan upon a termination of employment are subject to the six month delay applicable to specified employees under section 409A of the Code.

Participants may request, on a daily basis, any of the following investment crediting rates be applied to amounts credited to their NQ Plan accounts: (i) an annual rate of interest based on the Schwab US Treasury Money Market Fund; or (ii) a rate of return based on one or more benchmark mutual funds, which are the same funds as those offered under our 401(k) Plan.

The following table sets forth information as of December 31, 2009 with respect to the NQ Plan.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(4)
Jay Grinney	62,308	31,154	5,154(5)	–	98,616
John L. Workman	223,035	38,185	56,937(6)	–	370,399
Edmund M. Fay	15,958	4,652	5,937(7)	–	85,117
John P. Whittington	226,035	22,070	59,597(8)	–	378,778
Mark J. Tarr	–	–	–	–	–
Dexanne B. Clohan, M.D.	59,649	2,153	56,107(9)	–	172,668

(1)	Amounts in this column are included in the 2009 amounts represented as “Salary” in the Summary Compensation Table on page 40.
(2)	Amounts in this column are included in the 2009 amounts represented as “All Other Compensation” in the Summary Compensation Table on page 40.
(3)	No amounts in this column are included, or are required to be included, in the Summary Compensation Table on page 40.
(4)
The balances in this column include the following amounts that are included as “Salary” in the 2008 amounts in the Summary Compensation Table on page 40: $49,417 for Mr. Workman, $72,361 for Mr. Whittington, and $62,800 for Dr. Clohan. The balances in this column include the following amounts that are included as “All Other Compensation” in the 2008 amounts in the Summary Compensation Table on page 40: $14,825 for Mr. Workman, $12,770 for Mr. Whittington, and $7,536 for Dr. Clohan. The NQ Plan did not exist in 2007.

(5)	Represents earnings and (losses) from amounts invested in the following mutual funds (all of which are provided under our qualified section 401(k) plan): PIMCO Total Return D.
(6)
Represents earnings and (losses) from amounts invested in the following mutual funds (all of which, with the exception of the Schwab Treasury U.S. Money Market Fund, are provided under our qualified section 401(k) plan):  Schwab Treasury U.S. Money Market, Growth Fund of America R4, Europacific Growth R4, Oakmark Equity Income, Stratton Small Cap Value, PIMCO Real Return CI D, Vanguard Midcap Index Institutional, Schwab S&P 500 Index Fund, Davis NY Venture Fund A and PIMCO Total Return D.

(7)
Represents earnings and (losses) from amounts invested in the following mutual funds (all of which, with the exception of the Schwab Treasury U.S. Money Market Fund, are provided under our qualified section 401(k) plan): Columbia Acorn Z, Europacific Growth R4, Stratton Small Cap Value,  PIMCO Real Return CI D,  Schwab Treasury U.S. Money Market, PIMCO Total Return D and Schwab S&P 500 Index Fund.

(8)
Represents earnings and (losses) from amounts invested in the following mutual funds (all of which are provided under our qualified section 401(k) plan): Columbia Acorn Z, Europacific Growth R4, Stratton Small Cap Value, PIMCO Real Return CI D,  Schwab PIMCO Total Return D, Schwab S&P 500 and Eaton Vance Large Cap Value A.

(9)
Represents earnings and (losses) from amounts invested in the following mutual funds (all of which are provided under our qualified section 401(k) plan): Growth Fund of America R4, Europacific Growth R4, Oakmark Equity Income, PIMCO Real Return CI D, Vanguard Midcap Index Institutional, Schwab S&P 500 Index Fund, Columbia Acorn Z, and PIMCO Total Return D.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Transactions with Related Persons

For purposes of this section, an executive officer or a member of the board of directors or any family member of an executive officer or board member is referred to as a “related party.” The board of directors considers, in consultation with the Nominating/Corporate Governance Committee, whether a transaction between a related party and the Company presents any inappropriate conflicts of interest or impairs the “independence” of any director, or both. Additionally, the following are prohibited unless expressly approved in advance by the disinterested members of the board of directors:

•	transactions between the Company and any related party in which the related party has a material direct or indirect interest;

•	employment by the Company of any sibling, spouse or child of an executive officer or a member of the board of directors, other than as expressly allowed under our employment policies; and

•
any direct or indirect investment or other economic participation by a related party in any entity not publicly traded in which the Company has any direct or indirect investment or other economic interest.

Each independent director is required to promptly notify the chairman of the board of directors if any actual or potential conflict of interest arises between such member and the Company which may impair such member’s independence. If a conflict exists and cannot be resolved, such member is required to submit to the board of directors written notification of such conflict of interest and an offer of resignation from the board of directors and each of the committees on which such member serves. The board of directors need not accept such offer of resignation; however, the submission of such offer of resignation provides the opportunity for the board of directors to review the appropriateness of the continuation of such individual’s membership on the board of directors.

Members of the board of directors must recuse themselves from any discussion or decision that affects their personal, business, or professional interest. The non-interested members of the board of directors will consider and resolve any issues involving conflicts of interest of members of the board of directors.

Transactions with Related Persons

Our policies regarding transactions with related persons and other matters constituting potential conflicts of interest are contained in our Corporate Governance Guidelines and our Standards of Business Conduct which can be found on our website at http://investor.healthsouth.com.

Since January 1, 2009, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer or holder of more than 5% of our voting securities, or an immediate family member of any of the foregoing, had or will have a direct or indirect material interest.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock and 6.50% Series A Convertible Perpetual Preferred Stock as of March 8, 2010 (unless otherwise noted), for (1) each person who is known by us to own beneficially more than 5% of the outstanding shares of either class of our equity securities, (2) each director, (3) each executive officer named in the Summary Compensation Table, and (4) all of our current directors and executive officers as a group. The address of our directors and executive officers is c/o HealthSouth Corporation, 3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243.

Name	Preferred Shares Beneficially Owned (1)	Common Shares Beneficially Owned (1)	Percent of Class (2)
Certain Beneficial Owners
T. Rowe Price Associates, Inc.	-	8,418,407(3)	9.00%
BlackRock, Inc.	-	8,158,730(4)	8.72%
Morgan Stanley	-	6,774,456(5)	7.24%
Wellington Management Company, LLP	-	5,214,451(6)	5.57%
John S. Osterweis	36,615(7)	-	9.15%
Van Kampen Equity Income Fund	27,000(8)	-	6.75%
Management
Edward A. Blechschmidt	-	40,309	*
John W. Chidsey	-	41,171	*
Dexanne B. Clohan, M.D.	-	48,768(9)	*
Donald L. Correll	-	3 0,764	*
Yvonne M. Curl	-	30,501	*
Charles M. Elson	-	36,524	*
Edmund M. Fay	-	16,018	*
Jay Grinney	-	1,385,319(10)	1.47%
Jon F. Hanson	-	81,567(11)	*
Leo I. Higdon, Jr.	-	30,934	*
John E. Maupin, Jr.	-	32,566	*
L. Edward Shaw, Jr.	-	51,027	*
Mark J. Tarr	-	176,944(12)	*
John P. Whittington	-	142,906(13)	*
John L. Workman	-	76,133(14)	*
All current directors and executive officers as a group (15 people)	-	2,221,451(15)	2.35%

*	Less than 1%.

(1)
According to the rules adopted by the SEC, a person is a beneficial owner of securities if the person or entity has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within 60 days through the exercise of an option, warrant or right, conversion of a security or otherwise. Unless otherwise indicated, each person or entity named in the table has sole voting and investment power, or shares voting and investment power, with respect to all shares of stock listed as owned by that person.

(2)
The percentage of beneficial ownership is based upon 93,585,437 shares of common stock and 400,000 shares of 6.50% Series A Convertible Perpetual Preferred Stock outstanding as of March 8, 2010. Our 6.50% Series A Convertible Perpetual Preferred Stock is convertible at any time at the option of the holders into an aggregate of 13,114,760 shares of common stock, provided that at our election, we may deliver cash in lieu of some or all of the shares otherwise deliverable.

(3)
Based on a Schedule 13G/A filed with the SEC on February 12, 2010, T. Rowe Price Associates, Inc. and an affiliate reported, as of December 31, 2009, voting and investment power as follows: T. Rowe Price Associates, Inc. (investment adviser) – sole voting power for 1,452,037 shares and sole investment power for 8,418,407 shares; and T. Rowe Price Mid-Cap Value Fund, Inc. (investment company) – sole voting and investment power for 6,929,670 shares (such shares are included in the investment adviser’s total). For purposes of the reporting requirements under the Exchange Act, Price Associates is deemed to be a beneficial owner of the securities above; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. These holders are located at 100 E. Pratt Street, Baltimore, Maryland 21202.

(4)
Based on a Schedule 13G/A filed with the SEC on January 29, 2010, BlackRock, Inc. (parent holding company/control person), on behalf of a group including BlackRock Asset Management Japan Limited, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Capital Management, Inc., BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock (Luxembourg) S.A., BlackRock International Ltd, BlackRock Investment Management UK Ltd and State Street Research & Management Co. reported that, as of December 31, 2009, the group is the beneficial owner of 8,158,730 shares, with sole voting and investment power for 8,158,730 shares. This holder is located at 40 East 52nd Street, New York, New York 10022.

(5)
Based on a Form 13G/A filed with the SEC on February 12, 2010, Morgan Stanley (parent holding company/control person and corporation) reported, as of December 31, 2009, sole voting power for 6,774,456 shares and sole investment power for 6,774,456 shares. This holder is located at 1585 Broadway, New York, New York 10036.

(6)
Based on a Schedule 13G/A filed with the SEC on February 12, 2010, Wellington Management Company, LLP (investment adviser) reported, as of December 31, 2009, shared voting power for 4,213,174 shares and shared investment power for 5,214,451 shares. This holder is located at 75 State Street, Boston, Massachusetts 02109.

(7)
Based on a Schedule 13G filed with the SEC on February 16, 2010, Osterweis Capital Management, Inc. and affiliates reported, as of December 31, 2009, voting and investment power with respect to our 6.50% Series A Convertible Perpetual Preferred Stock as follows: Osterweis Capital Management, Inc. (investment adviser) – sole voting and investment power for 4,005 shares; Osterweis Capital Management, LLC (investment adviser) – sole voting power for 32,285 shares and sole investment power for 32,610 shares; and John S. Osterweis (parent holding company/control person) – sole voting power for 36,290 shares and sole investment power for 36,615 shares. These holders are located at One Maritime Plaza, Suite 800, San Francisco, California 94111.

(8)	Based on holdings reported on Bloomberg Finance L.P. on December 31, 2009. This holder is located at One Parkview Plaza, Oakbrook Terrace, Illinois 60181.

(9)	Includes 21,000 shares issuable upon exercise of options.

(10)	Includes 804,795 shares issuable upon exercise of options.

(11)	Includes 10,000 shares issuable upon exercise of options, 12,200 shares held in trust over which Mr. Hanson has investment power, and 6,000 shares held by his spouse.

(12)	Includes 124,547 shares issuable upon exercise of options.

(13)	Includes 69,051 shares issuable upon exercise of options.

(14)
Mr. Workman resigned effective November 17, 2009. Pursuant to the terms of the applicable benefit plans and award agreements, all unvested stock options and restricted shares held by Mr. Workman as of November 17, 2009 were forfeited and canceled, as applicable, and all vested, unexercised stock options expired on February 15, 2009.

(15)	Includes 1,029,393 shares issuable upon exercise of options.

We know of no arrangements, the operation of which may at a subsequent date result in the change of control of HealthSouth.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires our directors, executive officers and holders of more than 10% of our common stock to file reports with the SEC regarding their ownership and changes in ownership of our securities. We believe, based on our review of the copies of Forms 3, 4, and 5, and amendments thereto, and written representations of our directors, executive officers and more than 10% stockholders, that, during fiscal 2009, our directors, executive officers and more than 10% stockholders complied with all Section 16(a) filing requirements on a timely basis.

EXECUTIVE OFFICERS

The following table lists all of our executive officers. Each of our executive officers will hold office until his successor is elected and qualified, or until his earlier resignation or removal.

Name	Age	Position	Since
Jay Grinney	59	President and Chief Executive Officer; Director	5/10/2004
Mark J. Tarr	47	Executive Vice President – Operations	10/1/2007)
John P. Whittington	62	Executive Vice President, General Counsel and Corporate Secretary	10/19/2006
Edmund M. Fay	43	Senior Vice President and Treasurer	3/1/2008)
Andrew L. Price	43	Chief Accounting Officer	10/22/2009)
Dexanne B. Clohan, M.D.	60	Chief Medical Officer and Senior Vice President	4/24/2006

(1)	Effective retroactively (for compensation purposes) to the beginning of the second quarter of 2007 in recognition that he had been functioning in that capacity since that time.

(2)	Mr. Fay assumed this position on March 3, 2008 and became the acting principal financial officer on November 17, 2009 in connection with the resignation of Mr. Workman as the chief financial officer.

(3)	Our board of directors appointed Mr. Price as the chief accounting officer in connection with the resignation of Mr. Workman who, among his other duties, acted as principal accounting officer.

There are no family relationships or other arrangements or understandings known to us between any of the executive officers listed above and any other person pursuant to which he or she was or is to be selected as an officer, other than any arrangements or understandings with officers of HealthSouth acting solely in their capacities as such.

Executive Officers Who Are Not Also Directors

Mark J. Tarr—Executive Vice President, Operations

Mr. Tarr was named Executive Vice President of our operations on October 1, 2007. Mr. Tarr joined us in 1993, and has held various management positions with us, including serving as a President of our inpatient division from 2004 to 2007, as Senior Vice President with responsibility for all inpatient operations in Texas, Louisiana, Arkansas, Oklahoma, and Kansas from 1997 to 2004, as Director of Operations of our 80-bed rehabilitation hospital in Nashville, Tennessee from 1994 to 1997, and as Chief Executive Officer/Administrator of our 70-bed rehabilitation hospital in Vero Beach, Florida from 1992 to 1994.

John P. Whittington—Executive Vice President, General Counsel and Corporate Secretary

Mr. Whittington was named Executive Vice President, General Counsel and Corporate Secretary on October 19, 2006, having served as Interim General Counsel and Corporate Secretary since July 26, 2006. Prior to joining us, Mr. Whittington was a partner of the law firm Bradley Arant Boult Cummings LLP, which is based in Birmingham, Alabama. He chaired the Restructuring and Reorganization Practice Group at Bradley Arant from 1990 to 2005. Since 1990, he has served as adjunct professor at Cumberland School of Law, Samford University, located in Birmingham, Alabama. He is a member of the Birmingham Bar Association and the Alabama State Bar and is a member of the American Bar Association.

Edmund M. Fay—Senior Vice President and Treasurer

Mr. Fay joined HealthSouth in 2008 as Senior Vice President and Treasurer. Mr. Fay has more than 15 years of experience in financial services specializing in corporate development, mergers and acquisitions, bank treasury management, fixed income and capital markets products. Prior to joining HealthSouth, he served in various positions at Regions Financial Corporation, including Executive Vice President of Strategic Planning/Mergers and Acquisitions, Senior Vice President and Senior Treasury Officer, from 2001 to 2008. Prior to 2001, he also has held vice president positions at Wachovia Corporation for asset and liability management and at J.P. Morgan & Company, Inc. for global treasury and capital management.

Andrew L. Price—Chief Accounting Officer

Mr. Price was named Chief Accounting Officer in October 2009 and has held various management positions with us since joining the Company in June 2004 including Senior Vice President of Accounting and Vice President of Operations Accounting. Prior to joining us, Mr. Price served as Senior Vice President and Corporate Controller of Centennial HealthCare Corp, an Atlanta-based operator of skilled nursing centers and home health agencies, from 1996 to 2004, and as a Manager in the Atlanta audit practice of BDO Seidman, LLC.  Mr. Price is a certified public accountant and member of the American Institute of Certified Public Accountants.

Dexanne B. Clohan—Chief Medical Officer and Senior Vice President

Dr. Clohan, a board-certified physical medicine and rehabilitation physician, was named Chief Medical Officer and Senior Vice President on April 24, 2006. From 2002 to 2006, Dr. Clohan served as Medical Director, National Accounts, for Aetna, Inc., and from 1998 to 2002, she served as a Medical Director for Aetna and its predecessor Prudential Healthcare. In these roles, she represented one of the largest national health insurance companies to practicing physicians and to large employers with responsibilities ranging from quality and accreditation to benefit design consultation.  Dr. Clohan’s prior experience includes her clinical practice at an inpatient rehabilitation hospital in Southern California and her service in health policy and advocacy positions, including Director of Congressional Affairs for the American Medical Association. She currently co-chairs the Clinical Quality Improvement Committee of the American Academy of Physical Medicine and Rehabilitation and the Quality Task Force of the American Medical Rehabilitation Providers Association and is active in other professional associations.  Dr. Clohan serves on the boards of the Foundation for Physical Medicine and Rehabilitation and the Arthritis Foundation, Southeast Region.

GENERAL INFORMATION

Other Business

We know of no other matters to be submitted at the annual meeting. By submitting the proxy, the stockholder authorizes the persons named on the proxy to use their discretion in voting on any matter brought before the annual meeting.

Annual Report to Stockholders

A copy of our annual report to stockholders for the fiscal year ended December 31, 2009 is being mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the annual meeting. Our annual report to stockholders is not incorporated into this proxy statement and will not be deemed to be solicitation material. A copy of our 2009 Form 10-K is available without charge from the “Investors” section of our website at http://investor.healthsouth.com. Our 2009 Form 10-K is also available in print to stockholders without charge and upon request, addressed to HealthSouth Corporation, 3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243, Attention: Investor Relations.

Voting Assistance

If you have any questions, or need assistance in voting your shares, please contact:

Broadridge Financial Solutions, Inc.
Telephone: 1-866-450-8471

Proposals for 2011 Annual Meeting of Stockholders

Any proposals that our stockholders wish to have included in our proxy statement and form of proxy for the 2011 annual meeting of stockholders must be received by us no later than the close of business on December 6, 2010, and must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act in order to be considered for inclusion in the 2011 proxy statement and form of proxy.

You may also submit a proposal without having it included in our proxy statement and form of proxy, but we need not submit such a proposal for consideration at the annual meeting if it is considered untimely. In accordance with Section 2.9 of our Bylaws, to be timely your proposal must be delivered to or mailed and received at our principal executive offices on or after January 6, 2011, and not later than February 5, 2011; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after anniversary date of this year’s annual meeting, your proposal, in order to be timely, must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

All stockholder proposals must be in the form set forth in Section 2.9 of our Bylaws and must be addressed to HealthSouth Corporation, 3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243, Attention: corporate secretary. Section 2.9 of our Bylaws requires, among other things, that the proposal must set forth:

(1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting that business at the annual meeting;

(2) the name and record address of the stockholder giving notice and the beneficial owner, if any, on whose behalf the proposal is being made such person;

(3) the class or series and number of shares of our capital stock which are owned beneficially or of record by that person or persons and any affiliate or associate;

(4) the name of each nominee holder of all shares of our capital stock owned beneficially and the number of such shares of stock held by each nominee holder;

(5) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of that person or persons, or any affiliate or associate, with respect to a security issued by us;

(6) whether and the extent to which any other transaction, agreement, arrangement or understanding has been made by or on behalf of that person or persons, or any affiliate or associate, that would mitigate loss to, or to manage risk or benefit of price changes for, that person or persons, or any affiliate or associate, or increase or decrease the voting power or pecuniary or economic interest of that person or persons, or any affiliate or associate, with respect to a security issued by us;

(7) a description of all agreements, arrangements or understandings between that person or persons, or any affiliate or associate, and any other person or persons (including their names) in connection with the proposal and any material interest of the other person or persons, or any affiliate or associate, in the business being proposed, including any anticipated benefits;

(8) a representation that the stockholder giving notice intends to appear in person or by proxy at the annual meeting to bring such business before the meeting; and

(9) any other information relating to that person or persons that would be required to be disclosed in a proxy statement with respect to the proposed business to be brought by such person before the annual meeting.

A stockholder proposing business for the annual meeting must update and supplement the notice required by Section 2.9 of our Bylaws so that the information in the notice is true and correct as of the record date(s) for determining the stockholders entitled to receive notice of and to vote at the annual meeting. Any stockholder that intends to submit a proposal should read the entirety of the requirements in Section 2.9 of our Bylaws which can be found in the “Corporate Governance” section of our website at http://investor.healthsouth.com.

HEALTHSOUTH

HEALTHSOUTH CORPORATION
3660 GRANDVIEW PARKWAY
SUITE 200
BIRMINGHAM, AL 35243

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING. BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

VOTE BY INTERNET - WWW.PROXYVOTE.COM
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 5, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 5, 2010. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M21769-P89972 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

HEALTHSOUTH CORPORATION

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Edward A. Blechschmidt	06) Jay Grinney
02) John W. Chidsey	07) Jon F. Hanson
03) Donald L. Correll	08) Leo I. Higdon, Jr.
04) Yvonne M. Curl	09) John E. Maupin, Jr.
05) Charles M. Elson	10) L. Edward Shaw, Jr.

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2010.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

(**NOTE:** Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Document is available at www.proxyvote.com.

M21770-P89972

HEALTHSOUTH CORPORATION

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD THURSDAY, MAY 6, 2010

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS

The undersigned hereby appoints John P. Whittington and Mark J. Tarr, and each of them, as attorney, agent and proxy of the undersigned, with full power of substitution, to vote all shares of common stock and 6.50% series A convertible perpetual preferred stock of HealthSouth Corporation that the undersigned would be entitled to vote if personally present at the 2010 Annual Meeting of Stockholders at 11:00 a.m. Central Time, on Thursday, May 6, 2010, and at any postponement or adjournment thereof, with all powers that the undersigned would have if personally present there.

This proxy, when properly executed, will be voted as specified by the undersigned on the reverse side. If no choice is specified, the proxy will be voted as to all shares of the undersigned: FOR the election of all nominees for director listed on the reverse side and FOR Proposal 2. The proxies are hereby authorized to vote all shares of the undersigned in their discretion upon such other matters as may properly come before the meeting or any postponement or adjournment thereof.

Please date and sign exactly as your name appears on the form and mail the proxy promptly. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, both owners must sign.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be marked, dated and signed on the other side)